      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1997

                                                      REGISTRATION NO. 333-26407
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             OUTDOOR SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                      DELAWARE                                            86-0736400
   (State or other jurisdiction of incorporation)            (I.R.S. Employer Identification No.)

                            ------------------------

                          2502 N. BLACK CANYON HIGHWAY
                             PHOENIX, ARIZONA 85009
                                 (602) 246-9569
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               WILLIAM S. LEVINE
                             CHAIRMAN OF THE BOARD
                          2502 N. BLACK CANYON HIGHWAY
                             PHOENIX, ARIZONA 85009
                                 (602) 246-9569
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:

              GABRIEL DUMITRESCU, ESQ.                               R.W. SMITH, JR., ESQ.
            WILLIAM B. SHEARER, JR., ESQ.                           PIPER & MARBURY L.L.P.
       POWELL, GOLDSTEIN, FRAZER & MURPHY LLP                       36 SOUTH CHARLES STREET
       191 PEACHTREE STREET, N.E., 16TH FLOOR                      BALTIMORE, MARYLAND 21201
               ATLANTA, GEORGIA 30303                                   (410) 539-2530
                   (404) 572-6600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                                           SUBJECT TO COMPLETION

                                                              DATED MAY 21, 1997

                               13,000,000 SHARES

                             [OUTDOOR SYSTEMS LOGO]
                                  COMMON STOCK
                               ------------------

     Of the shares of Common Stock offered hereby (the "Offering") 12,000,000 shares are being sold by Outdoor Systems, Inc. (the "Company") and 1,000,000 shares are being sold by the Selling Stockholders named herein under "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "OSIA." On May 6, 1997, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market, was $32.00 per share. See "Price Range of Common Stock."

     Following the Offering, the Company intends to offer $300 million aggregate principal amount of Senior Subordinated Notes (the "Notes") by a separate Prospectus (the "Notes Offering" and, together with the Offering, the "Offerings"). The consummation of the Offering is not contingent upon the completion of the Notes Offering.

                               ------------------


      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREOF.

                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

============================================================================================================
                                                 PRICE        UNDERWRITING      PROCEEDS      PROCEEDS TO
                                                   TO        DISCOUNTS AND         TO           SELLING
                                                 PUBLIC       COMMISSIONS      COMPANY(1)     STOCKHOLDERS
------------------------------------------------------------------------------------------------------------
Per Share................................... $              $               $               $
------------------------------------------------------------------------------------------------------------
Total(2).................................... $              $               $               $
============================================================================================================

(1) Before deducting expenses of the offering payable by the Company estimated at $750,000.


(2) The Company and certain of the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 1,950,000 shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $       , $       , $       and $       , respectively. See
    "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
            , 1997.

ALEX. BROWN & SONS
   INCORPORATED
         DONALDSON, LUFKIN & JENRETTE
            SECURITIES CORPORATION
                    CIBC WOOD GUNDY SECURITIES CORP.
                             MONTGOMERY SECURITIES
                                      PRUDENTIAL SECURITIES INCORPORATED

              THE DATE OF THIS PROSPECTUS IS               , 1997.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
     NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

   [INSIDE COVER PAGE CONTAINS PHOTOGRAPHS OF VARIOUS BILLBOARDS ADVERTISING PRODUCTS FOR POLO RALPH LAUREN, SAKS FIFTH AVENUE, ENERGIZER BATTERIES, ANNE
                     KLEIN AND TIME WARNER MOVIE STUDIOS.]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE COMMON STOCK OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and in documents incorporated by reference into this Prospectus. Unless otherwise indicated, all information in this Prospectus gives effect to two three-for-two Common Stock splits effected in the form of stock dividends paid on July 22, 1996 and November 22, 1996, and assumes no exercise of the Underwriters' over-allotment option. The discussion below includes certain Acquisitions (as defined) that, if not already completed, are scheduled to occur concurrently with or after consummation of the Offering. The "Acquisitions" consist of the Completed Acquisitions (as defined), the pending acquisition (the "3M Media Acquisition") of the outdoor advertising operations ("3M Media") of Minnesota Mining and Manufacturing Company ("3M"), and the pending acquisition (the "Van Wagner Acquisition" and, together with the 3M Media Acquisition, the "Pending Acquisitions") of all of the outstanding common stock of Van Wagner Communications, Inc. ("Van Wagner"). The "Completed Acquisitions" means, collectively, the Gannett Outdoor Acquisition, the Houston Acquisition, the Denver Disposition, the CSX Assets Acquisition, the Villepigue Acquisition, the Scadron Acquisition, the Reynolds Acquisition, the Burlington Northern and Santa Fe Assets Acquisition and the Other Completed Acquisitions (each as defined). The "Completed 1997 Acquisitions" means the Completed Acquisitions consummated following December 31, 1996. As used herein, the "Company" or "Outdoor Systems" refers to Outdoor Systems, Inc. together with its consolidated subsidiaries and, where the context requires, includes the operations to be acquired in the Pending Acquisitions, and "market" in the United States refers to the geographic area constituting a Designated Market Area as defined by The A.C. Nielsen Company and in Canada refers to Census Metro Area as defined by Statistics Canada.


                                  THE COMPANY


     Outdoor Systems is the largest outdoor advertising company in North America and upon completion of the Pending Acquisitions will operate approximately 96,500 bulletin, poster, transit, mall and other advertising display faces in 45 states, including 65 metropolitan markets in the United States and seven metropolitan markets in Canada. The Company also operates approximately 125,000 subway advertising display faces in New York City. Upon completion of the Pending Acquisitions, the Company will have operations in 20 of the 25 largest U.S. markets, as well as six of the 10 largest Canadian markets. Giving effect to the Acquisitions, as if each occurred at the beginning of the period, the Company had pro forma net revenues of $601.4 million and pro forma EBITDA of $256.7 million for the year ended December 31, 1996 and pro forma net revenues of $140.9 million and pro forma EBITDA of $58.0 million for the three months ended March 31, 1997.


     Through the Acquisitions, the Company will have significantly increased its presence in North America and diversified into additional major metropolitan markets. The Company believes that there are significant opportunities for revenue enhancement and cost reduction in the integration of its combined operations. The increased presence in North America resulting from the Acquisitions should provide the Company with an increased opportunity to effectively convey advertisers' marketing messages locally, regionally and nationally. In addition, the Company believes that its operating and sales strategies will allow it to continue to improve utilization of the acquired advertising display faces. The following table sets forth certain information with respect to the Company's outdoor markets as of December 31, 1996 after giving effect to the Acquisitions.
---------------
"3M Media" is a trademark of Minnesota Mining and Manufacturing Company.

                                                                                         MALL AND              TOTAL
                                              MARKET                30-SHEET   8-SHEET   AIRPORT              DISPLAY
                   MARKET                      RANK    BULLETINS    POSTERS    POSTERS   POSTERS    TRANSIT    FACES
--------------------------------------------  ------   ---------    --------   -------   --------   -------   -------
UNITED STATES:
New York-New Jersey(1)......................      1         864       2,979       262         --     2,710     6,815
Los Angeles.................................      2       1,587       2,961        --         --     2,912     7,460
Chicago.....................................      3         756          --       640         --        --     1,396
Philadelphia................................      4          23          --        --         --       498       521
San Francisco...............................      5         213       1,005       563         --     1,528     3,309
Dallas......................................      8         849          --        --         --        --       849
Detroit.....................................      9       1,099       1,342        91         --     1,000     3,532
Houston.....................................     10       1,316          --        --         --        --     1,316
Atlanta.....................................     11       1,234       1,679        --         --       650     3,563
Cleveland...................................     13          70          --        --         --        --        70
Minneapolis.................................     14          54          --        --         --        --        54
Miami-Ft. Lauderdale........................     15         404          --        --         --        --       404
Tampa-St. Petersburg-Sarasota...............     16         881          --        --         --        --       881
Phoenix.....................................     17         807       1,516       659         --     1,490     4,472
Sacramento-Stockton-Modesto.................     18         506       1,271        --         --        --     1,777
Denver......................................     19         399         784        --         --     5,266     6,449
St. Louis...................................     20         466         833         1         --        --     1,300
San Diego...................................     23         109         541        --         --       680     1,330
Orlando.....................................     24         466          --        --         --        --       466
Portland, OR................................     25          17          --        --         --        --        17
Indianapolis................................     26         137          --        --         --        --       137
Hartford-New Haven..........................     27         151         831        --         --        --       982
Cincinnati..................................     28         104          --        --         --        --       104
Salt Lake...................................     29          61          --        --         --        --        61
Charlotte...................................     30         145          --        --         --        --       145
Raleigh-Durham..............................     32          33          --        --         --        --        33
Nashville...................................     33         248          --        --         --        --       248
Kansas City.................................     34         432         840        --         --        --     1,272
Columbus, OH................................     35         104          --        --         --        --       104
San Antonio.................................     36          85          --        --         --        --        85
Grand Rapids................................     38         120         568        --         --       180       868
New Orleans.................................     40         458       1,042       428         --       214     2,142
Memphis.....................................     41          77          --        --         --        --        77
Buffalo.....................................     42         116          --        --         --        --       116
Albuquerque.................................     43          99          --        --         --        --        99
Fresno......................................     46         125         892        --         --        --     1,017
Louisville..................................     49         329       1,052       243         --       224     1,848
Winston-Salem...............................     50          35          --        --         --        --        35
Birmingham..................................     51         154          --        --         --        --       154
West Palm Beach.............................     52         219          --        --         --        --       219
Dayton......................................     53         123          --        --         --        --       123
Jacksonville................................     55         178          --        --         --        --       178
Charleston, SC..............................     57         181          --        --         --        --       181
Flint.......................................     59          86         423        32         --        --       541
Knoxville...................................     63          78          --        --         --        --        78
Roanoke.....................................     70          49          --        --         --        --        49
Rochester...................................     73          --          --        --         --     3,715     3,715
Shreveport..................................     74          41          --        --         --        --        41
Omaha.......................................     75          52          --        --         --        --        52
Tucson......................................     78         170           6       338         --        10       524
Rio Grande..................................     82         316          --        --         --        --       316
Columbia, SC................................     83         158          --        --         --        --       158
El Paso.....................................     84          81          --        --         --        --        81
Chattanooga.................................     85          63          --        --         --        --        63
Jackson, MS.................................     87          76          --        --         --        --        76
Ft. Myers...................................     96         108          --        --         --        --       108
Colorado Springs............................     99          62          --        --         --        --        62
Ft. Wayne...................................    106          69          --        --         --        --        69
Tyler, TX...................................    110          87          --        --         --        --        87
Eugene......................................    123          77         382        --         --        --       459
Bakersfield, CA.............................    124          50          --        --         --        --        50
Reno........................................    126         104          --        --         --        --       104
Columbus, GA................................    127         190         412       100         --        --       702
Beaumont....................................    135         110          --        --         --        --       110
Midland-Odessa, TX..........................    144          47          --        --         --        --        47
Non-Metro Markets...........................    N/A      12,439         175        --         --        --    12,614
Mall Advertising Displays...................    N/A          --          --        --      6,700        --     6,700
                                                         ------      ------     -----      -----    ------    ------
  UNITED STATES TOTAL(1)....................             30,347      21,534     3,357      6,700    21,077    83,015
                                                         ------      ------     -----      -----    ------    ------

                                                                                         MALL AND              TOTAL
                                              MARKET                30-SHEET   8-SHEET   AIRPORT              DISPLAY
                   MARKET                      RANK    BULLETINS    POSTERS    POSTERS   POSTERS    TRANSIT    FACES
--------------------------------------------  ------   ---------    --------   -------   --------   -------   -------
CANADA:
Toronto.....................................      1         157       1,491        --        408     3,202     5,258
Montreal....................................      2          77         793        --        297     1,788     2,955
Ottawa......................................      6           8         188        --         61        --       257
Winnipeg....................................      7         107         247        --         56       349       759
Quebec City.................................      8         184         333        --        125       241       883
Hamilton....................................      9          19         303        --         80       598     1,000
Halifax.....................................     14          15         173        --         28       214       430
Other.......................................    N/A         145       1,247        --        278       301     1,971
                                                       ---------    --------   -------   --------   -------   -------
  CANADA TOTAL..............................                712       4,775         0      1,333     6,693    13,513
                                                       ---------    --------   -------   --------   -------   -------
  TOTAL(1)(2)...............................             31,059(3)   26,309     3,357      8,033    27,770    96,528
                                                       =========    =========  =======   =========  =======   ========

---------------
(1) Display faces do not include 125,000 subway advertising display faces in New York City.

(2) If the Pending Acquisitions are not consummated, the Company will have 7,849 bulletins, 23,846 30-sheet posters, 3,219 8-sheet posters, 1,333 mall and airport posters, and 27,700 transit display faces, for a total of 63,947 display faces. In addition, the Company may be required to make divestitures in certain markets in order to receive antitrust clearance for the Pending Acquisitions. See "Risk Factors -- Possible Non-Consummation of the Pending Acquisitions."

(3) Includes 141 wall murals and 51 "Spectacular" signs.

                              RECENT DEVELOPMENTS


     Since the Company's initial public offering on April 24, 1996, the Company has completed 14 acquisitions of outdoor advertising businesses or assets for an aggregate of more than $860 million, including the Gannett Outdoor Acquisition for approximately $700 million. In addition, the Company has entered into binding contracts to purchase two additional outdoor advertising businesses with operations in 58 metropolitan markets for approximately $1.2 billion. There is no assurance that the Pending Acquisitions will be consummated or that the 3M Media Acquisition will not be delayed due to required antitrust clearance or other factors. The Offering is not conditioned on the consummation of the Pending Acquisitions. See "Risk Factors -- Possible Non-Consummation of the Pending Acquisitions."


Completed Acquisitions

- Gannett Outdoor Acquisition. On August 22, 1996, the Company purchased substantially all of the assets of the outdoor advertising division ("Gannett Outdoor") of Gannett Co., Inc. ("Gannett"), including the stock of certain indirect subsidiaries of Gannett, for approximately $700.0 million in cash (the "Gannett Outdoor Acquisition"). The Company acquired from Gannett a total of approximately 40,000 advertising display faces consisting of bulletins, posters and transit advertising display faces in 15 metropolitan markets in the United States and seven metropolitan markets in Canada and approximately 125,000 subway advertising display faces in New York City.

  Upon consummation of the Gannett Outdoor Acquisition, the Company immediately began implementing its cost savings and integration strategy, which included the consolidation of certain administrative, sales management and leasing management functions. This strategy has resulted in the reduction and consolidation of duplicative functions in: (i) production and sales overhead;
  (ii) production and administrative support; (iii) national sales and marketing support; and (iv) accounting and administrative areas. In addition, the Company has eliminated certain duplicative operations by closing a billboard production facility in Canada, consolidating sales offices in Toronto and closing Gannett Outdoor's corporate office.

  The Company had estimated that these measures would result in annual cost savings of approximately $33.0 million. Based upon the results of the Company's consolidation and cost savings efforts to date, the Company believes that annual cost savings will exceed the original estimate. The Company also believes that it has increased revenues generated by the Gannett Outdoor assets primarily through changing the sales compensation system from one that was predominantly salary-based to one that is commission-based. The Company has also increased revenues through streamlining the sales approval process and improving utilization of the Gannett Outdoor billboard inventory. The Company believes that opportunities still exist to improve the operations acquired in the Gannett Outdoor Acquisition.

- Houston Acquisition and Denver Disposition. In connection with the Gannett Outdoor Acquisition, on November 14, 1996, the Company acquired Gannett's outdoor operations in Houston, Texas (the "Houston Acquisition") for $10.0 million in cash plus the net book value of working capital and certain other specified assets. Also in connection with the Gannett Outdoor Acquisition, on August 8, 1996, the Company sold substantially all of its then existing billboard assets in Denver (the "Denver Disposition") to an unrelated party for $9.2 million consisting of $2.8 million in cash paid at closing and a ten year 9% promissory note for the balance of the purchase price.

- CSX Assets Acquisition. On May 22, 1996, the Company acquired permanent easements for 1,360 plots of land in 17 eastern states for $21.5 million (plus future consideration estimated to be payable in 2006) from CSX Realty Development Corporation (the "CSX Assets Acquisition"). Currently, 130 different outdoor advertising companies have licenses to operate approximately 2,240 advertising displays on these plots of land. As a result of this purchase, the Company has the right to collect the proceeds from these licenses.

- Villepigue Acquisition. On January 9, 1997, the Company completed the acquisition of Villepigue Outdoor Advertising (the "Villepigue Acquisition") and related entities, consisting of approximately 110 bulletin display faces in the New York metropolitan area, for a purchase price of approximately $27.0 million in cash, subject to working capital adjustments.


- Scadron Acquisition. On February 14, 1997, the Company purchased a portion of the assets of Scadron Enterprises (the "Scadron Acquisition") consisting of approximately 100 wall and bulletin display faces in the Chicago metropolitan area, for a purchase price of approximately $24.5 million in cash, subject to working capital adjustments. In addition, the Company agreed to acquire certain other assets of Scadron Enterprises for aggregate additional consideration of up to $3.5 million upon the satisfaction of certain conditions, which may or may not be satisfied.


- Reynolds Acquisition. On February 28, 1997, the Company acquired the assets of Reynolds Outdoor, L.P. (the "Reynolds Acquisition") and certain related joint ventures, consisting of approximately 325 bulletin faces in the Dallas/Ft. Worth metropolitan area, for a purchase price of approximately $31.6 million in cash, subject to working capital adjustments.

- Burlington Northern and Santa Fe Assets Acquisition. On March 26, 1997, the Company purchased from The Burlington Northern and Santa Fe Railway Company (the "Burlington Northern and Santa Fe Assets Acquisition") permanent easements for approximately 1,350 plots of land located in 26 western and midwestern states and the rights to signboard licenses with respect to advertising displays located on the plots of land covered by the easement. The purchase price for the assets consists of approximately $17.0 million in cash which was paid on March 26, 1997 and approximately $12.5 million in cash payable no later than July 11, 1997 upon delivery by the seller of additional easements and assignment of license agreements.

- Other Completed Acquisitions. In addition to these acquisitions, the Company has acquired certain outdoor advertising assets in Denver, Chicago, Atlanta, Louisville, Toronto, Montreal, and Halifax for aggregate consideration of approximately $19.6 million (the "Other Completed Acquisitions").

Pending Acquisitions

- 3M Media Acquisition. On April 30, 1997, the Company entered into an Agreement of Purchase and Sale (the "3M Media Purchase Agreement") to acquire 3M Media, through the purchase of the capital stock of National Advertising Company, a subsidiary of 3M, for approximately $1.0 billion in cash. In the 3M Media Acquisition, the Company will acquire from 3M a total of approximately 31,700 advertising display faces consisting of 22,600 bulletins, 2,400 posters and 6,700 mall advertising display faces in 56 metropolitan markets and non-metropolitan locations in the United States.

  The operations of 3M Media will be integrated into the Company principally as an acquisition of advertising display inventory in locations that can be administered from existing Company offices. Accordingly, the Company believes that the consolidation of certain functions will result in certain cost savings, including the elimination of duplicative administrative, sales and production overhead positions in the 3M Media corporate headquarters and in operating locations. The Company believes that the pro forma annualized cost savings attributable to the elimination of such functions will be approximately $41.7 million. In addition to these cost savings, the Company believes that it may be able to achieve additional cost savings arising from reductions in facility costs through renegotiated rents or reduced space, the reduction of expenses associated with a reduced work force, and other reductions in administrative expenses associated with the integration of the combined businesses.

  The Company also believes that there are significant opportunities for revenue enhancement in 3M Media's operations upon completion of the 3M Media Acquisition. The Company believes that its local market operating and sales strategies will allow it to improve utilization of the 3M Media advertising display faces.

- Van Wagner Acquisition. On April 11, 1997, the Company entered into a Stock Purchase Agreement (the "Van Wagner Stock Purchase Agreement") to purchase the stock of Van Wagner for approximately $170 million in cash. The Van Wagner operations include approximately 50 "Spectacular" signs in Times Square, as well as 105 bulletins and 172 posters and eight wall murals in New York City, 372 bulletins and 16 wall murals in Los Angeles, four bulletins in San Francisco, and additional transit displays and transit management agreements in New York, Los Angeles, Northern California and Las Vegas.


  The Van Wagner Acquisition will provide the Company with high profile display faces in Times Square and west Los Angeles which will complement its existing display inventory. The Company will eliminate certain duplicative administrative, sales and production functions in connection with the integration of Van Wagner's operations into the Company's existing operations, which the Company believes will result in pro forma annualized cost savings of approximately $8.6 million.



     Each Pending Acquisition is subject to various conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The applicable waiting period under the HSR Act with respect to the Van Wagner Acquisition expired on May 16, 1997 and the Company expects to consummate the Van Wagner Acquisition as soon as practicable. The Company believes that Department of Justice ("DOJ") clearance of the 3M Media Acquisition will be forthcoming, but there can be no assurance that this will be the case. In order to obtain such clearance, it is likely that the Company will be required to divest assets in certain markets in which both the Company and 3M Media currently conduct business. There is no assurance that the 3M

Media Acquisition will be consummated or that it will not be delayed due to required antitrust clearance or other factors.


     The Company will finance the purchase price of the Pending Acquisitions and the fees and expenses associated with the Pending Acquisitions and the acquisition financing through (i) the proceeds of the Offering, (ii) borrowings under its senior credit facility (the "Senior Credit Facility") which is expected to be amended to provide for a revolving credit facility and term loans of up to approximately $1.1 billion (the "Bank Financing") and (iii) the net proceeds of the Notes Offering. If the Company does not complete the Notes Offering, a portion of the purchase price of the 3M Media Acquisition will be financed through bridge loans ("Bridge Loans") of up to $300 million under a senior subordinated credit facility (the "Subordinated Credit Facility") to be entered into concurrently with the closing of the 3M Media Acquisition.

     The Company believes that its experienced and sales-oriented management team is an important asset in the successful implementation of its operating strategy. William S. Levine, Chairman, Arthur R. Moreno, President and Chief Executive Officer, Wally C. Kelly, Senior Vice President of Sales, Bill M. Beverage, Chief Financial Officer, and Robert M. Reade, Vice President, Real Estate, together possess approximately 110 years of sales and management experience in the outdoor advertising industry.

     The Company was organized in 1980. The Company's executive offices are located at 2502 N. Black Canyon Highway, Phoenix, Arizona 85009, and its telephone number is (602) 246-9569.

                                  THE OFFERING


Common Stock offered by the Company...................  12,000,000 shares
Common Stock offered by the Selling Stockholders......  1,000,000 shares
Common Stock to be outstanding after the Offering.....  52,330,631 shares(1)
Use of proceeds.......................................  To pay a portion of the purchase price of the Pending Acquisitions.
                                                        See "Use of Proceeds."
Nasdaq National Market symbol.........................  OSIA


---------------

(1) Excludes 6,261,497 shares of Common Stock issuable upon exercise of options, of which 4,484,214 are exercisable immediately, and 248,392 shares of Common Stock issuable in settlement of Incentive Units.


                               THE NOTES OFFERING

     Following the Offering, the Company intends to offer $300 million aggregate principal amount of the Notes, the proceeds of which will be used to fund a portion of the purchase price of the 3M Media Acquisition or to retire indebtedness under the Subordinated Credit Facility. The Notes will be offered by the Company exclusively pursuant to a separate Prospectus. The consummation of the Offering is not contingent upon the completion of the Notes Offering.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this Prospectus, the words "estimate," "expect," "anticipate," "believe" and similar expressions are intended to identify forward-looking statements. Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of the Acquisitions and achievement of cost savings in connection therewith. Investors in the Common Stock offered hereby are cautioned that reliance on any forward-looking statement involves risks and uncertainties, and that although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed herein. See "Risk Factors." In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved.

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


     The following sets forth summary unaudited consolidated pro forma financial information derived from the Unaudited Consolidated Pro Forma Financial Information included elsewhere in this Prospectus. The summary unaudited consolidated pro forma statement of operations combines the historical financial information of the Company and the businesses acquired and to be acquired in the Acquisitions for the year ended December 31, 1996 and for the three months ended March 31, 1997, giving effect to (i) the Bank Financing, (ii) net reductions in operating expenses associated with the Acquisitions, and (iii) the Offerings (assuming the sale of the shares of Common Stock offered hereby at a price of $32.00 per share) and the application of the net proceeds therefrom, as if each had occurred at the beginning of the period. The summary unaudited consolidated pro forma balance sheet as of March 31, 1997 has been prepared as if the Pending Acquisitions, the Bank Financing and the Offerings and the application of the net proceeds therefrom had occurred on March 31, 1997.


     The summary unaudited consolidated pro forma financial information does not purport to present the actual financial position or results of operations of the Company had the Acquisitions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited consolidated pro forma financial information is based on certain assumptions and adjustments described in the notes to the Unaudited Consolidated Pro Forma Financial Information and should be read in conjunction therewith. See "Unaudited Consolidated Pro Forma Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere in this Prospectus.


                                                                            PRO FORMA
                                                             ---------------------------------------
                                                                                      THREE MONTHS
                                                                YEAR ENDED          ENDED MARCH 31,
                                                             DECEMBER 31, 1996            1997
                                                             -----------------      ----------------
STATEMENT OF OPERATIONS DATA:
  Net revenues(1).........................................       $ 601,409              $140,901
  Direct advertising expenses.............................         310,163                74,066
  General and administrative expenses.....................          34,502                 8,798
  Depreciation and amortization...........................         111,353                26,569
  Gain on Denver Disposition..............................           7,344                    --
  Operating income........................................         152,735                31,468
  Interest expense........................................         143,150                35,834
  Income (loss) before extraordinary loss.................           5,365                (2,643)
  Net loss................................................         (12,415)               (2,643)

OTHER DATA:
  EBITDA(2)...............................................       $ 256,744              $ 58,037
  EBITDA margin(3)........................................            42.7%                 41.2%
  After-tax cash flow(4)..................................       $ 113,304                23,926
  Capital expenditures....................................          39,146                11,421
  Number of advertising displays(5).......................          96,528                98,828



                                                                            AS OF MARCH 31, 1997
                                                                         --------------------------
                                                                                         PRO FORMA
                                                                                             AS
                                                                           ACTUAL         ADJUSTED
                                                                         ----------      ----------
BALANCE SHEET DATA:
  Working capital.....................................................   $   25,601      $   50,845
  Total assets........................................................    1,038,845       2,276,266
  Total debt..........................................................      706,428       1,551,428
  Stockholders' equity................................................      288,456         650,294


---------------

(1) Net revenues are gross revenues minus agency commissions, plus other income of $12.8 million for the year ended December 31, 1996 and $4.4 million for the three months ended March 31, 1997.

(2) "EBITDA" is defined as operating income before depreciation and amortization expense and excludes the gain on the Denver Disposition. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity, management understands that it is widely used by certain investors as one measure to evaluate the financial performance of companies in the outdoor advertising industry.
(3) "EBITDA margin" is EBITDA stated as a percentage of net revenues.
(4) "After-tax cash flow" is defined as income before extraordinary loss plus depreciation and amortization expense, and deferred tax expense and excludes the gain on the Denver Disposition. After-tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles such as net income and cash provided by operating activities.
(5) Does not include approximately 125,000 subway advertising display faces in New York City.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth summary historical financial data for the Company and 3M Media for the periods indicated. The information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Selected Historical Financial and Other Data" and the consolidated financial statements and notes thereto of the Company and the financial statements and notes thereto of 3M Media contained herein.


                                                                                            THREE MONTHS ENDED MARCH
                                                      YEARS ENDED DECEMBER 31,                        31,
                                              -----------------------------------------    --------------------------
             OUTDOOR SYSTEMS(1)                  1994           1995           1996           1996           1997
--------------------------------------------  -----------    -----------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
  Net revenues(2)...........................  $    52,077    $    64,813    $   173,116    $    16,945    $    80,080
  Operating expenses:
    Direct advertising......................       24,433         30,462         87,593          7,859         44,615
    General and administrative..............        3,357          4,096         13,458          1,078          6,717
    Depreciation and amortization...........        9,165          9,970         22,384          2,561         11,635
  Gain on 1994 disposal and the Denver
    Disposition.............................        4,325             --          7,344             --             --
  Operating income..........................       19,447         20,285         57,025          5,447         17,113
  Interest expense..........................       16,393         17,199         32,489          4,152         15,922
  Income before extraordinary loss(3).......        1,333          2,768         14,336            777            691
  Net income (loss)(3)......................        1,333          2,768         (3,444)           777            691
  Net income (loss) attributable to common
    stockholders............................         (263)           307         (6,905)          (130)           691
  Net income (loss) per common share(3).....  $     (0.01)   $      0.01    $     (0.19)   $      (.01)   $       .02
  Shares used in computing per share
    computations(4).........................   21,096,379     25,424,078     35,263,336     25,366,144     46,030,680

OTHER DATA:
  EBITDA(5).................................  $    24,287    $    30,255    $    72,065    $     8,008    $    28,748
  EBITDA margin(6)..........................        46.6%          46.7%          41.6%          47.3%          35.9%
  After-tax cash flow(7)....................  $     7,497    $    12,829    $    39,286    $     3,338    $    12,326
  Capital expenditures......................        4,924          7,070          9,046          1,194          5,140
  Number of advertising displays............       11,900         12,700         61,600(8)      12,700         63,900(8)



                                                                               THREE MONTHS ENDED MARCH
                                       YEARS ENDED DECEMBER 31,                           31,
                              -------------------------------------------     ---------------------------
          3M MEDIA               1994            1995            1996            1996            1997
----------------------------  -----------     -----------     -----------     -----------     -----------
INCOME STATEMENT DATA:
  Net revenues(2)...........  $   196,948     $   205,418     $   211,310     $    49,261     $    49,505
                                 --------        --------        --------         -------         -------
  Operating expenses:
    Direct advertising(9)...      131,422         137,131         139,223          35,007          33,197
    General and
      administrative........       12,024          11,790          12,406           2,912           3,139
    Depreciation and
      amortization..........       18,061          17,144          15,382           3,857           3,785
    Loss (gain) on disposal
      of property and
      equipment.............          343            (806)             21            (638)           (395)
                                 --------        --------        --------         -------         -------
  Operating income..........  $    35,098     $    40,159     $    44,278     $     8,123     $     9,779
                                 ========        ========        ========         =======         =======

             NOTES TO SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

 (1) During 1996, the Company completed certain acquisitions, including the Gannett Outdoor Acquisition on August 22, 1996. See "Prospectus Summary--Recent Developments." In addition, in 1994 the Company completed certain acquisitions and dispositions. Accordingly, operating results are not necessarily comparable on a year-to-year basis.

 (2) Net revenues are gross revenues minus agency commissions and for the Company include other income of $1.0 million, $0.4 million and $6.1 million for the years ended December 31, 1994, 1995 and 1996, and $0 and $2.9 million for the three months ended March 31, 1996 and 1997, respectively.

 (3) Deferred financing costs of $17.8 million associated with the early redemption of borrowings were charged as an extraordinary loss during 1996.
 (4) Weighted average share amounts have been adjusted to reflect the three-for-two Common Stock splits effected in the form of stock dividends paid on each of July 22, 1996 and November 22, 1996.
 (5) "EBITDA" is defined as operating income before depreciation and amortization expense and, in 1994 and 1996, before the gain on the 1994 disposal and the Denver Disposition, respectively. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity, management understands that it is widely used by certain investors as one measure to evaluate the financial performance of companies in the outdoor advertising industry.
 (6) "EBITDA margin" is EBITDA stated as a percentage of net revenues.
 (7) "After-tax cash flow" is defined as income before extraordinary loss plus depreciation and amortization expense, and deferred tax expense and excludes the gain on the 1994 disposal and the Denver Disposition. After-tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles such as net income and cash provided by operating activities.

 (8) Does not include approximately 125,000 subway advertising display faces in New York City and the Pending Acquisitions and, with respect to the year ended December 31, 1996, does not give effect to the Completed 1997 Acquisitions.

 (9) Direct advertising expenses for 3M Media include direct advertising and selling and marketing expenses.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.


     Substantial Leverage. Upon completion of the Pending Acquisitions, the Bank Financing and the Offerings and the application of the net proceeds therefrom, the Company's total indebtedness will be approximately $1.6 billion, representing approximately 70% of total capitalization. There can be no assurance that the Company will have adequate cash available to make required principal and interest payments. In addition, the terms of the Senior Credit Facility and of the indenture (the "1996 Notes Indenture") governing the Company's $250 million 9 3/8% Senior Subordinated Notes due 2006 (the "1996 Notes") include, and the indenture that will govern the Notes (the "Indenture") will include, significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends.


     The Company's high degree of leverage may have important consequences for the Company: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense and under certain conditions to repay indebtedness, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities;
(iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company.

     The Company's ability to pay interest and principal on its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the Senior Credit Facility, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company is unable to service its indebtedness, whether upon acceleration of such indebtedness or in the ordinary course of business, the Company will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."


     Possible Non-Consummation of the Pending Acquisitions. The consummation of the Pending Acquisitions is subject to various conditions, including, in the case of the 3M Media Acquisition, clearance under the HSR Act. There is no assurance that the Pending Acquisitions will be consummated or that the 3M Media Acquisition will not be delayed due to required antitrust clearance or other factors. The Company believes that DOJ clearance will be forthcoming, but there can be no assurance that this will be the case. In order to obtain such clearance, it is likely that the Company will be required to divest assets in certain markets in which both the Company and 3M Media currently conduct business. There can be no assurance that the purchase price payable in respect of any such divestiture will be comparable to the purchase price paid for such assets in the 3M Media Acquisition. Any such divestitures, as well as other conditions which may be imposed in connection with the antitrust clearance, may adversely affect the operations of the Company and may reduce the expected return from the 3M Media Acquisition. If the Company is unable to consummate the 3M Media Acquisition because of failure to receive antitrust clearance or otherwise, the

Company will forfeit a $20 million purchase price deposit and may become subject to claims for damages for breach of its obligations under the 3M Media Acquisition Agreement.


     Challenges of Business Integration. The Company faces significant challenges in integrating the operations of the Acquisitions with those of the Company. The continued integration of Gannett Outdoor and the integration of 3M Media will require substantial attention from the Company's management team. Diversion of management attention from the Company's existing business could have an adverse impact on the revenues and operating results of the Company. There can be no assurance that the Company will be able to successfully integrate the operations of the Acquisitions with those of the Company. In addition, 3M Media and Van Wagner have historically operated with higher cost structures than that of the Company and the pro forma financial statements assume that the Company will be able to achieve significant cost reductions following the closing of the Pending Acquisitions, including cost reductions associated with employee reductions. The Company could face regulatory, contractual and other restrictions on its ability to implement the cost reductions. There can be no assurance that the Company will be successful in reducing the overhead and other costs associated with 3M Media and Van Wagner or other acquisitions, or that realization of such cost reductions will not be delayed. In addition, to the extent that the Company is successful in achieving part or all of such cost reductions, there can be no assurance that the reductions will not have a material adverse effect on the business of the Company.


     Restrictions on Tobacco Advertising. Tobacco revenues have historically accounted for a significant portion of outdoor advertising revenues. Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to a declining population of smokers in the United States, societal pressures to reduce advertising, consolidation in the tobacco industry and increasing price competition from generic products. Tobacco advertising accounted for 8.2% of the net revenues for the Company and 5.9% of the net revenues for the Pending Acquisitions for fiscal 1996. In addition, the Food and Drug Administration recently promulgated rules which, among other things, would limit certain types of outdoor advertising by tobacco companies. While certain of these regulations have been declared invalid by a lower court ruling, appeals are likely and there can be no assurance that further developments resulting in a validation or implementation of these or similar regulations will not occur. Outdoor advertising of tobacco products also may be affected by city or state regulations. For example, in 1995, the Court of Appeals for the Fourth Circuit upheld the validity of a Baltimore city ordinance restricting the placement of outdoor advertisements of cigarettes and alcohol in publicly visible locations, such as billboards, signboards and sides of buildings. Subsequently, the United States Supreme Court declined to review an appeal of the case. In addition, the City Council of New York City, following the Baltimore ordinance, introduced legislation to ban outdoor tobacco advertising near schools and other locations where children are likely to assemble. While Baltimore is not a municipality in which the Company conducts business, there can be no assurance that other local or state governments will not enact similar ordinances or statutes to limit outdoor advertising of tobacco in the future.



     It also recently has been reported that certain cigarette manufacturers who are defendants in numerous class action suits throughout the United States have proposed an out of court settlement with respect to such suits that could potentially include restrictions on billboard advertising by these and other cigarette manufacturers. There can be no assurance as to the effect of these regulations, potential legislation or settlement discussions on the Company's business and on its net revenues and financial position. A reduction in billboard advertising by the tobacco industry would cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of outdoor advertising rates in each of the Company's outdoor advertising markets or limit the ability of industry participants to increase rates for some period of time. Any such consequence could have a material adverse effect on the Company.

     Economic Conditions; Advertising Trends. The Company relies on sales of advertising space for its revenues and its operating results therefore are affected by general economic conditions, as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays. The Company has benefitted from special events in the past, such as the 1996 Olympic Games in Atlanta. However, there can be no assurance that the Company will continue to benefit to the same degree in the future from special events, and results in a particular market, year or period could be adversely affected by the lack of such special events.

     Reliance on Key Executives. The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular its President and Chief Executive Officer, Arthur R. Moreno, and its Senior Vice President of Sales, Wally C. Kelly. Although the Company has designed its incentive and compensation programs to retain key employees, including options to purchase shares of Common Stock (certain of which are subject to forfeiture in the event the recipients violate non-competition clauses included therein), the Company has no employment contracts with any of its employees, and none of its employees are bound by non-competition agreements. The unavailability of the continuing services of its executive officers and other key management and sales personnel could have a material adverse effect on the Company's business.

     Increase in Interest Rates. All of the indebtedness under the Senior Credit Facility, as expected to be amended, will bear interest at variable rates. While the Company will be required by the Senior Credit Facility, as expected to be amended, to enter into interest rate cap agreements to reduce its exposure to increases in such interest rates with respect to a minimum of approximately $570 million of indebtedness, such agreements will not apply to the Company's entire variable rate debt and, therefore, will not entirely eliminate the Company's exposure to variable rates. Any increase in the interest rates on the Company's indebtedness will reduce funds available to the Company for its operations and future business opportunities and will exacerbate the consequences of the Company's leveraged capital structure. See "Description of Indebtedness and Other Commitments -- Senior Credit Facility."

     Acquisition Strategy. The Company's growth has been facilitated by strategic acquisitions that have substantially increased the Company's inventory of advertising display faces, and the Company intends to continue to pursue such acquisitions. While the Company believes that the outdoor advertising industry is highly fragmented and that significant acquisition opportunities are available, there can be no assurance that suitable acquisition candidates can be found, and the Company is likely to face competition from other outdoor advertising companies or other parties for acquisition opportunities that are available. In addition, if the prices sought by sellers of outdoor advertising displays and companies continue to rise, as management believes may happen, the Company may find fewer acceptable acquisition opportunities. The Company's indebtedness will increase as a result of the Pending Acquisitions and debt covenants may constrain the Company's ability to complete significant acquisitions in the future. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to the Company, or that any acquisitions that are completed can be successfully integrated into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may utilize a significant portion of the Company's financial, managerial and other resources.

     Competition. The Company faces competition for advertising revenues from other outdoor advertising companies, as well as from other media such as radio, television, print media and direct mail marketing. The Company also competes with a wide variety of other "out-of-home" advertising media, the range and diversity of which has increased substantially over the past several years to include advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains, buses and subways. Some of the Company's competitors, principally in other media such as radio and television, are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that outdoor advertising media will be able to compete with other types of media, or that the Company will be able to compete successfully either within the outdoor advertising industry or with other media.


     Regulation of Outdoor Advertising. Outdoor advertising displays are subject to governmental regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some local government entities, including municipalities or townships in Houston, Jacksonville, Kansas City and St. Louis, have adopted amortization ordinances or regulations under which, after the expiration of a specified period of time, certain billboards must be removed at the owner's expense and without the payment of compensation. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. To date, regulations in the Company's markets have not materially adversely affected its operations. However, no assurance can be given as to the effect on the Company of existing laws and regulations or of new laws and regulations that may be adopted in the future.



     Because outdoor advertising displays are typically located adjacent to roads and highways, they are also subject to the risk of being removed through condemnation actions or other actions by governmental entities in the event of road or highway improvement or expansion projects. While compensation is generally available for such takings, there can be no assurance that the Company would be permitted to relocate these displays under existing state and local regulations.


     In recent years, there have been efforts to restrict billboard advertising of certain products, including tobacco and alcohol. Congress has passed no legislation at the federal level except legislation requiring health hazard warnings similar to those on cigarette packages and print advertisements. Certain states in which the Company operates have historically prohibited the outdoor advertising of distilled spirits. In California, transit shelter advertising posters are maintained on public rights of way, and most of the contracts prohibit tobacco and/or alcohol advertising. San Francisco has adopted an ordinance banning all tobacco and alcohol advertising on public property, but has "grandfathered" Gannett Outdoor's existing contract through 2002. For each of the past three years, the California legislature has considered proposed legislation which would ban, or substantially limit, all outdoor advertising of tobacco. While that legislation has not been passed, the proponents have publicly stated they will continue to attempt to have such proposals enacted. It is uncertain whether additional legislation of this type will be enacted at the national level or in any of the markets in which the Company operates.


     Outdoor advertising in Canada is subject to regulation at the federal, provincial and municipal levels. These regulations may prohibit advertising of certain products on outdoor signs in certain locations. For example, in Ontario, billboards and posters advertising liquor may not be placed within 200 meters of a primary or secondary school. A federal Canadian law banning tobacco advertising was recently overturned by the courts. A federal bill has been introduced to prohibit tobacco advertising (including outdoor advertising) subject to specific exemptions. The bill is pending and is subject to amendment because of the controversial and political nature of the provisions. It is anticipated that new legislation may be introduced to regulate or restrict tobacco advertising. Currently the tobacco industry is operating under a voluntary advertising code.



     A reduction in billboard advertising by the tobacco and alcohol industries in the United States or Canada would cause a reduction in the Company's direct revenue from such advertisers. Such a reduction would increase the available space on the existing inventory of billboards in the outdoor advertising industry and could result in a lowering of outdoor advertising rates in markets affected by this type of legislation.

     Transit Business. A portion of the business acquired from Gannett Outdoor (pro forma net revenues of approximately $31.4 million in 1996) consists of revenues under contracts for the operation of display faces on bus shelters and in subway stations and subways in the City of New York. Most of these contracts are subject to termination upon short notice by the applicable governmental authority, include letter of credit and other requirements obligating the Company to fund and meet certain minimum payment requirements to the governmental authority and erect and maintain shelters in the applicable jurisdiction, and contain other performance obligations which are imposed on the Company. In addition, upon scheduled termination of such contract, the Company must meet competitive bidding and other requirements for renewal. There can be no assurance that these various obligations and conditions will not adversely affect the Company or that the Company will be awarded renewals in the future. The subway business in New York historically has generated relatively low operating margins and there can be no assurance that the Company will be able to improve the performance of this business.

     Environmental Matters. As the owner, lessee or operator of various real properties and facilities, the Company is subject to various federal, state and local environmental laws and regulations. To date, compliance with such laws and regulations has not had a material adverse effect on the historical business of the Company. However, a number of the properties acquired in the Completed Acquisitions or to be acquired in the Pending Acquisitions have existing environmental conditions relating primarily to underground storage tanks for which the Company has assumed responsibility. In addition, certain properties and facilities are on, in the vicinity of, or classified as, hazardous waste sites (including Superfund sites). Of the properties adjacent to Superfund sites or in the vicinity of hazardous waste sites, at least one is believed to be contaminated by such site. There can be no assurance that environmental conditions will not create greater costs than currently expected or that compliance with existing or new environmental laws or regulations will not require the Company to make significant expenditures in the future, all of which could adversely affect the Company.

     Seasonality. The Company's revenues and operating results have exhibited some degree of seasonality in past periods. Typically, the Company experiences its strongest financial performance in the fourth quarter and its lowest revenues in the first quarter. The Company expects this trend to continue in the future. Because a significant portion of the Company's expenses are fixed, a reduction in revenues in any quarter is likely to result in a period-to-period decline in operating performance and net income.


     Control by Executive Officers and Directors. Upon consummation of the Offering, the Company's executive officers, directors and their respective affiliates will beneficially own (including for this purpose options exercisable within 60 days after the date of this Prospectus and shares over which such persons have voting control) approximately 36.9% of the outstanding shares of Common Stock. Such persons, if acting together, would have sufficient voting power to control the outcome of corporate actions submitted to the stockholders for approval and to control the management and affairs of the Company, including the election of the Board of Directors of the Company. As a result of such control, certain transactions may not be possible without the approval of such stockholders, including proxy contests, mergers involving the Company and tender offers or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. See "Principal and Selling Stockholders."


     Nature of Acquisition Agreements; Limited Recourse to Sellers. The representations and warranties made by 3M in connection with the 3M Media Acquisition relating to the assets to be acquired and the associated indemnities are limited and qualified. The Company's recourse to 3M is extremely limited. Agreements related to other acquisitions, including the Gannett Outdoor Acquisition, have been, and agreements for future acquisitions may be, similar to the 3M Media and Gannett Outdoor acquisition agreements with respect to representations, warranties and indemnification provisions. Accordingly, unanticipated events or liabilities related to the Gannett Outdoor and 3M Media businesses or other businesses acquired or that may be acquired in the future could materially and adversely affect the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 12,000,000 shares of Common Stock offered by it hereby are estimated to be approximately $368 million (or approximately $398 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and offering expenses and assuming an offering price of $32.00 per share (the last reported sale price of the Common Stock on the Nasdaq National Market on May 6, 1997).

     The Company intends to use such proceeds to pay a portion of the purchase price of the Pending Acquisitions. Until completion of the Pending Acquisitions, the Company will use such net proceeds to reduce indebtedness outstanding under the Company's Senior Credit Facility or will invest such proceeds in short-term interest bearing securities. To the extent the Pending Acquisitions are not consummated, the Company will use the net proceeds of the Offering for general corporate purposes which may include repayment of existing indebtedness or other acquisitions.

     If the Notes Offering is consummated, the net proceeds therefrom will be used to pay a portion of the purchase price of the 3M Media Acquisition or to repay amounts outstanding under the Subordinated Credit Facility.

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "OSIA." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock as reported by the Nasdaq National Market. Prior to April 24, 1996, the day on which the Common Stock was first publicly traded, there was no public market for the Common Stock.

    1996                                                                HIGH       LOW
                                                                       ------     ------
    Second Quarter (beginning April 24, 1996)........................  $16.78     $ 9.33
    Third Quarter....................................................  $31.50     $15.25
    Fourth Quarter...................................................  $33.00     $23.00

    1997                                                                HIGH       LOW
                                                                       ------     ------
    First Quarter....................................................  $33.88     $21.75
    Second Quarter (through May 6, 1997).............................  $33.25     $24.13

     On May 6, 1997, the last reported sale price per share for the Common Stock on the Nasdaq National Market was $32.00 per share.

                                DIVIDEND POLICY

     The Company has not declared or paid dividends on the Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain any future earnings to repay senior indebtedness or reinvest in the Company. In addition, the Company's debt instruments place limitations on the Company's ability to pay dividends or make any other distributions on the Common Stock. See "Description of Indebtedness and Other Commitments." Any future determination as to the payment of dividends will be subject to such prohibitions and limitations, will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company (i) as of March 31, 1997 and (ii) pro forma giving effect as of March 31, 1997 to the Pending Acquisitions, the Bank Financing and the Offerings and the application of the estimated net proceeds therefrom (assuming an offering price of $32.00 per share). See "Use of Proceeds" and "Unaudited Consolidated Pro Forma Financial Information."



                                                                       AS OF MARCH 31, 1997
                                                                     ------------------------
                                                                      ACTUAL       PRO FORMA
                                                                     --------     -----------
                                                                      (DOLLARS IN THOUSANDS)
Current maturities of long-term debt...............................  $ 31,700     $    31,700
                                                                     --------      ----------
Long-term debt:
  Senior Credit Facility...........................................   424,667         969,667
  1996 Notes.......................................................   250,000         250,000
  Notes(1).........................................................        --         300,000
  Other............................................................        61              61
                                                                     --------      ----------
     Total long-term debt..........................................   674,728       1,519,728
                                                                     --------      ----------
Common stockholders' equity:
  Common Stock, $0.01 par value....................................       402             522
  Additional paid in capital.......................................   316,988         685,479
  Accumulated deficit..............................................   (24,584)        (31,357)
  Treasury stock (at cost) 11,475,554 shares.......................    (4,053)         (4,053)
  Foreign currency translation adjustment..........................      (297)           (297)
                                                                     --------      ----------
     Total common stockholders' equity(2)..........................   288,456         650,294
                                                                     --------      ----------
          Total capitalization.....................................  $994,884     $ 2,201,722
                                                                     ========      ==========


---------------
(1) Assumes the issuance of $300 million aggregate principal amount of Notes pursuant to the Notes Offering. If the Notes Offering is not consummated, $300 million of indebtedness will be incurred under the Subordinated Credit Facility. See "Description of Indebtedness and Other Commitments -- The Subordinated Credit Facility."


(2) Actual amounts exclude 6,436,497 shares of Common Stock issuable upon exercise of options outstanding at March 31, 1997, of which 4,659,214 were exercisable, and 248,392 shares of Common Stock issuable in settlement of Incentive Units outstanding at March 31, 1997. Pro forma amounts reflect the exercise of options to purchase 175,000 shares of Common Stock being sold by one of the Selling Stockholders in the Offering.

             UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION


     The following unaudited consolidated pro forma statement of operations combines the historical financial information of the Company and the businesses acquired and to be acquired in the Acquisitions for the year ended December 31, 1996 and the three month period ended March 31, 1997 giving effect to (i) the Bank Financing, (ii) the net reduction in operating expenses associated with the Acquisitions and (iii) the Offerings and the application of the net proceeds therefrom, as if such events had occurred at the beginning of the period. The unaudited pro forma consolidated balance sheet as of March 31, 1997 has been prepared as if the Pending Acquisitions, the Bank Financing and the Offerings and the application of the net proceeds therefrom had occurred on March 31, 1997.


     The detailed assumptions used to prepare the unaudited consolidated pro forma financial information are contained in the notes to unaudited consolidated pro forma financial information. The unaudited consolidated pro forma financial information reflects the use of the purchase method of accounting for the Acquisitions.

     Pro forma adjustments for the Acquisitions are based upon preliminary estimates, available information and certain assumptions that the management of the Company deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited consolidated pro forma financial information does not purport to represent the results of operations or the financial position of the Company that actually would have resulted had the Acquisitions occurred as of the dates indicated, nor should it be taken as indicative of the future results of the operations or future financial position of the Company. The unaudited consolidated pro forma financial information should be read in conjunction with the notes to unaudited consolidated pro forma financial information and the separate historical financial statements and notes thereto of the Company and 3M Media which are contained elsewhere herein.

                             OUTDOOR SYSTEMS, INC.



                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET


                                 MARCH 31, 1997


                             (DOLLARS IN THOUSANDS)



                                     ASSETS



                                                             HISTORICAL
                                               ---------------------------------------
                                                                      PENDING             PRO FORMA
                                                             -------------------------     PENDING
                                                               3M MEDIA     VAN WAGNER   ACQUISITIONS        TOTAL
                                                 COMPANY     ACQUISITION    ACQUISITION  ADJUSTMENTS       PRO FORMA
                                               -----------   ------------   ----------   ------------      ----------
CURRENT ASSETS...............................  $    95,471     $ 46,771      $  7,985     $    1,071(1)    $  151,298
PROPERTY AND EQUIPMENT -- Net................      849,653      128,771         7,978        675,123(1)     1,661,525
INTANGIBLE ASSETS -- Net.....................       60,825                     12,288        320,000(1)       393,113
DEFERRED FINANCING COSTS.....................       23,157                         --         29,463(1)        41,332
                                                                                             (11,288)(2)
OTHER ASSETS.................................        9,739        1,946        13,880          4,515(2)        28,998
                                                                                              (1,082)(1)
                                                ----------     --------       -------     ----------       ----------
TOTAL........................................  $ 1,038,845     $177,488      $ 42,131     $1,017,802       $2,276,266
                                                ==========     ========       =======     ==========       ==========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES..........................  $    69,870     $ 19,444      $  9,489     $   (3,850)(1)   $  100,453
                                                                                               5,500(1)
                                                ----------     --------       -------     ----------       ----------
LONG-TERM DEBT:
  1993 Notes.................................           15           --            --             --               15
  Senior Credit Facility.....................      424,667           --            --        545,000(1)       969,667
  1996 Notes.................................      250,000           --            --             --          250,000
  Notes......................................           --           --            --        300,000(1)       300,000
  Other......................................           46           --        40,420        (40,420)(1)           46
                                                ----------     --------       -------     ----------       ----------
    Total long-term debt.....................      674,728           --        40,420        804,580        1,519,728
                                                ----------     --------       -------     ----------       ----------
OTHER LONG-TERM LIABILITIES..................        3,734           --         1,720         (1,720)(1)        3,734
                                                ----------     --------       -------     ----------       ----------
DEFERRED INCOME TAXES........................        2,057        9,763           110         (9,873)(1)        2,057
                                                ----------     --------       -------     ----------       ----------
    Total liabilities........................      750,389       29,207        51,739        794,637        1,625,972
                                                ----------     --------       -------     ----------       ----------
NET ASSETS (LIABILITIES) TO BE ACQUIRED......           --      148,281        (9,608)      (138,673)              --
                                                ----------     --------       -------     ----------       ----------
COMMON STOCKHOLDERS' EQUITY:
  Common stock...............................          402           --            --            120(1)           522
  Additional paid-in capital.................      316,988           --            --        368,491(1)       685,479
  Accumulated deficit........................      (24,584)          --            --         (6,773)(2)      (31,357)
  Treasury stock at cost.....................       (4,053)          --            --             --           (4,053)
  Foreign currency translation adjustment....         (297)          --            --             --             (297)
                                                ----------     --------       -------     ----------       ----------
    Total common stockholders' equity........      288,456           --            --        361,838          650,294
                                                ----------     --------       -------     ----------       ----------
TOTAL........................................  $ 1,038,845     $177,488      $ 42,131     $1,017,802       $2,276,266
                                                ==========     ========       =======     ==========       ==========

                             OUTDOOR SYSTEMS, INC.



            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET


                               AT MARCH 31, 1997


                             (DOLLARS IN THOUSANDS)



     The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma financial position of the Company after giving effect to the Completed 1997 Acquisitions, the Pending Acquisitions, the Bank Financing and the Offerings.



                                                                                      DEBIT
                                                                                    (CREDIT)
                                                                                    ---------

  1. Entry records the Pending Acquisitions, the Bank Financing and the Offerings:

     Sale of 12,000,000 shares of Common Stock at $32.00 per share:
     Common Stock.................................................................  $    (120)
     Additional paid in capital...................................................   (368,491)
     Increase debt as follows:
     Senior Credit Facility.......................................................   (545,000)
     Notes........................................................................   (300,000)
     Elimination of historical net assets (liabilities) of Pending Acquisitions...    138,673
     Change in assets and liabilities resulting from allocation of purchase price:
     Intangibles..................................................................    320,000
     Property and equipment.......................................................    675,123
     Increase in deferred financing costs.........................................     29,463
     Increase in current assets...................................................      1,071
     Accrual for estimated severance costs related to the Pending Acquisitions....     (5,500)
     Deferred income taxes........................................................      9,873
     Assumption of long-term debt by Van Wagner selling shareholders..............     40,420
     Assumption of current portion of long-term debt by Van Wagner selling
       shareholders...............................................................      3,850
     Assumption of liabilities by Van Wagner selling shareholders.................      1,720
     Joint venture assets retained by Van Wagner selling shareholders.............     (1,082)
                                                                                    $       0
  2. Entry records the write-off of bridge commitment fees and the related tax effect:

     Write-off of deferred financing fees...........................................  $(11,288)
     Tax effect at a blended rate of 40%............................................     4,515
     Increase in accumulated deficit................................................     6,773
                                                                                      $      0

                             OUTDOOR SYSTEMS, INC.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              COMPLETED ACQUISITIONS
                                                         ---------------------------------      PENDING ACQUISITIONS
                                                            GANNETT                           -------------------------
                                                            OUTDOOR             OTHER          3M MEDIA     VAN WAGNER
                                            COMPANY      ACQUISITION(1)    TRANSACTIONS(2)    ACQUISITION   ACQUISITION
                                          -----------    --------------    ---------------    -----------   -----------
REVENUES:
 Outdoor advertising -- net.............  $   167,047       $156,896           $23,447         $ 211,310      $29,894
 Other income...........................        6,069            201             5,893                --          652
                                          -----------       --------           -------          --------      -------
       Net revenues.....................      173,116        157,097            29,340           211,310       30,546
                                          -----------       --------           -------          --------      -------
OPERATING EXPENSES:
 Direct advertising.....................       87,593        106,205            12,174           139,223       18,012
 General and administrative.............       13,458         22,126             6,942            12,427        4,502
 Depreciation and amortization..........       22,384         11,369               814            15,382        2,541
                                          -----------       --------           -------          --------      -------
       Total operating expenses.........      123,435        139,700            19,930           167,032       25,055
                                          -----------       --------           -------          --------      -------
GAIN ON DENVER DISPOSITION..............        7,344             --                --                --           --
                                          -----------       --------           -------          --------      -------
OPERATING INCOME........................       57,025         17,397             9,410            44,278        5,491
INTEREST EXPENSE (INCOME)...............       32,489             --               363            (2,059)       2,792
                                          -----------       --------           -------          --------      -------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSS.....................       24,536         17,397             9,047            46,337        2,699
INCOME TAXES (BENEFIT)..................       10,200             --                --                --           --
                                          -----------       --------           -------          --------      -------
INCOME (LOSS) BEFORE EXTRAORDINARY
 LOSS...................................       14,336         17,397             9,047            46,337        2,699
EXTRAORDINARY LOSS......................      (17,780)            --                --                --           --
                                          -----------       --------           -------          --------      -------
NET (LOSS) INCOME.......................       (3,444)        17,397             9,047            46,337        2,699
LESS STOCK DIVIDENDS, ACCRETIONS AND
 DISCOUNT ON REDEMPTIONS................        3,461             --                --                --           --
                                          -----------       --------           -------          --------      -------
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON
 STOCKHOLDERS...........................  $    (6,905)      $ 17,397           $ 9,047         $  46,337      $ 2,699
                                          ===========       ========           =======          ========      =======
NET (LOSS) INCOME PER COMMON AND
 EQUIVALENT SHARE:
 Income (loss) before extraordinary
   loss.................................  $      0.31
 Extraordinary loss.....................        (0.50)
                                          -----------
NET (LOSS) INCOME PER COMMON SHARE......  $     (0.19)
                                          ===========
WEIGHTED AVERAGE NUMBER OF SHARES.......   35,263,336
                                          ===========


                                                                            SUPPLEMENTAL ADJUSTMENTS
                                           PURCHASE                       ----------------------------
                                          ACCOUNTING                       COMPLETED        PENDING            PRO
                                          ADJUSTMENTS         TOTAL       ACQUISITIONS    ACQUISITIONS        FORMA
                                          -----------      -----------    ------------    ------------     -----------
REVENUES:
 Outdoor advertising -- net.............                   $   588,594                                     $   588,594
 Other income...........................                        12,815                                          12,815
                                                           -----------                                     -----------
       Net revenues.....................                       601,409                                         601,409
                                                           -----------                                     -----------
OPERATING EXPENSES:
 Direct advertising.....................                       363,207      $(14,114)(6)    $(38,930)(6)       310,163
 General and administrative.............                        59,455       (13,608)(6)     (11,345)(6)        34,502
 Depreciation and amortization..........   $  58,863(3)        111,353                                         111,353
                                          ----------       -----------     ---------       ---------       -----------
       Total operating expenses.........      58,863           534,015       (27,722)        (50,275)          456,018
                                          ----------       -----------     ---------       ---------       -----------
GAIN ON DENVER DISPOSITION..............                         7,344                                           7,344
                                          ----------       -----------     ---------       ---------       -----------
OPERATING INCOME........................     (58,863)           74,738        27,722          50,275           152,735
INTEREST EXPENSE (INCOME)...............     109,565(4)        143,150                                         143,150
                                          ----------       -----------     ---------       ---------       -----------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSS.....................    (168,428)          (68,412)       27,722          50,275             9,585
INCOME TAXES (BENEFIT)..................     (37,179)(5)       (26,979)       11,089(7)       20,110(7)          4,220
                                          ----------       -----------     ---------       ---------       -----------
INCOME (LOSS) BEFORE EXTRAORDINARY
 LOSS...................................    (131,249)          (41,433)       16,633          30,165             5,365
EXTRAORDINARY LOSS......................                       (17,780)                                        (17,780)
                                          ----------       -----------     ---------       ---------       -----------
NET (LOSS) INCOME.......................    (131,249)          (59,213)       16,633          30,165           (12,415)
LESS STOCK DIVIDENDS, ACCRETIONS AND
 DISCOUNT ON REDEMPTIONS................                         3,461                                           3,461
                                          ----------       -----------     ---------       ---------       -----------
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON
 STOCKHOLDERS...........................   $(131,249)      $   (62,674)     $ 16,633        $ 30,165       $   (15,876)
                                          ==========       ===========     =========       =========       ===========
NET (LOSS) INCOME PER COMMON AND
 EQUIVALENT SHARE:
 Income (loss) before extraordinary
   loss.................................                   $     (0.95)                                    $      0.04
 Extraordinary loss.....................                         (0.38)                                          (0.38)
                                                           -----------                                     -----------
NET (LOSS) INCOME PER COMMON SHARE......                   $     (1.33)                                    $     (0.34)
                                                           ===========                                     ===========
WEIGHTED AVERAGE NUMBER OF SHARES.......                    47,263,336                                      47,263,336
                                                           ===========                                     ===========

                             OUTDOOR SYSTEMS, INC.

                   NOTES TO UNAUDITED CONSOLIDATED PRO FORMA
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

     The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of the Company for the year ended December 31, 1996.

  (1) Represents the operations of Gannett Outdoor excluding the Houston Acquisition, for the period from January 1, 1996 through August 23, 1996.

  (2) Represents 1996 revenues and expenses associated with the CSX Assets Acquisition and the Houston Acquisition prior to the respective dates of their acquisition and the 1996 historical results of the Completed 1997 Acquisitions less revenues and expenses associated with assets sold in the Denver Disposition.

  (3) Entry records the increase in depreciation and amortization expense arising from purchase accounting adjustments as follows:

                                                                      ACQUISITIONS
                                                    AMORTIZATION   -------------------
                         ASSETS                        PERIOD      COMPLETED   PENDING    TOTAL
      --------------------------------------------  ------------   ---------   -------   -------
      Advertising structures......................    20 years      $31,796    $45,194   $76,990
      Goodwill....................................    30 years        1,312     10,667    11,979
                                                                    -------    -------   -------
      Total.....................................................     33,108     55,861    88,969
      Amount recorded in financial statements...................     12,183     17,923    30,106
                                                                    -------    -------   -------
      Pro forma adjustment......................................    $20,925    $37,938   $58,863
                                                                    =======    =======   =======

  (4) Entry records interest expense and amortization of deferred financing fees on the debt issued in connection with the Acquisitions less interest on the debt redeemed in 1996, as follows:

                                                                   ACQUISITIONS
                                                                -------------------
                                                                COMPLETED   PENDING    TOTAL
                                                                ---------   -------   --------
      Interest expense:
      Senior Credit Facility..................................  $ 27,723    $45,235   $ 72,958
      1996 Notes..............................................    14,063         --     14,063
      Notes...................................................        --     28,125     28,125
           Less interest on the debt redeemed in 1996.........    (7,823)        --     (7,823)
           Less interest on Van Wagner debt assumed by selling
             shareholders.....................................        --     (2,792)    (2,792)
           Amortization of deferred financing costs...........     2,817      2,217      5,034
                                                                --------    -------   --------
      Total interest expense..................................  $ 36,780    $72,785   $109,565
                                                                ========    =======   ========

                             OUTDOOR SYSTEMS, INC.

                   NOTES TO UNAUDITED CONSOLIDATED PRO FORMA
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                   ACQUISITIONS
                                                               --------------------
                                                               COMPLETED   PENDING     TOTAL
                                                               ---------   --------   --------

  (5) Entry records the income tax effect on the income of
      the Acquisitions and purchase adjustments at a blended
      rate
      of 40%.................................................  $(12,504)   $(24,675)  $(37,179)
                                                               ========    ========   ========

  (6) Entry records a) a decrease in payroll and payroll related costs in direct advertising and general and administrative expense categories due to termination of employees in the following functions; and b) the elimination of general corporate alloca-tions not considered attributable to operations sold, as follows:


                                                                   ACQUISITIONS
                                                                -------------------
                                                                COMPLETED   PENDING
                                                                ---------   -------
      Direct Advertising:
        Elimination of production and sales
           overhead functions.................................   $13,073    $19,182
        Consolidation of Canadian production facility.........     1,041         --
        Elimination of national sales and marketing costs.....        --     15,748
        Elimination of general corporate overhead
           allocation.........................................        --      4,000
                                                                 -------    -------
           Total direct advertising...........................    14,114     38,930
                                                                 -------    -------
      General and Administrative:
        Elimination of national office function, accounting
           and administrative personnel.......................    13,608     10,245
        Elimination of corporate facility rent allocations....        --      1,100
                                                                 -------    -------
           Total general and administrative...................    13,608     11,345
                                                                 -------    -------
                Total.........................................   $27,722    $50,275
                                                                 =======    =======

  (7) Entry records the income tax effect of pro forma
      adjustments at a blended rate of 40%....................   $11,089    $20,110
                                                                 =======    =======

                             OUTDOOR SYSTEMS, INC.



            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS


                       THREE MONTHS ENDED MARCH 31, 1997


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   PENDING ACQUISITIONS
                                                                   OTHER         -------------------------    PURCHASE
                                                                 COMPLETED        3M MEDIA     VAN WAGNER    ACCOUNTING
                                                 COMPANY      TRANSACTIONS(1)    ACQUISITION   ACQUISITION   ADJUSTMENTS
                                               -----------    ---------------    -----------   -----------   -----------
REVENUES:
 Outdoor advertising -- net..................  $    77,216        $ 2,353          $49,505       $ 7,390
 Other income................................        2,864          1,147               --           426
                                               -----------         ------          -------        ------
       Net revenues..........................       80,080          3,500           49,505         7,816
                                               -----------         ------          -------        ------
OPERATING EXPENSES:
 Direct advertising..........................       44,615          1,621           33,197         4,711
 General and administrative..................        6,717          1,158            2,744         1,390
 Depreciation and amortization...............       11,635            118            3,785           626      $  10,405(2)
                                               -----------         ------          -------        ------       --------
       Total operating expenses..............       62,967          2,897           39,726         6,727         10,405
                                               -----------         ------          -------        ------       --------
OPERATING INCOME.............................       17,113            603            9,779         1,089        (10,405)
INTEREST EXPENSE (INCOME)....................       15,922             91             (464)          591         19,694(3)
                                               -----------         ------          -------        ------       --------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSS..........................        1,191            512           10,243           498        (30,099)
INCOME TAXES (BENEFIT).......................          500             --               --            --         (7,538)(4)
                                               -----------         ------          -------        ------       --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS......          691            512           10,243           498        (22,561)
EXTRAORDINARY LOSS...........................           --             --               --            --             --
                                               -----------         ------          -------        ------       --------
NET (LOSS) INCOME............................  $       691        $   512          $10,243       $   498      $ (22,561)
                                               ===========         ======          =======        ======       ========
NET (LOSS) INCOME PER COMMON AND EQUIVALENT
 SHARE:
NET (LOSS) INCOME PER COMMON SHARE...........  $      0.02
                                               ===========
WEIGHTED AVERAGE NUMBER OF SHARES............   46,030,680
                                               ===========

                                                                SUPPLEMENTAL ADJUSTMENTS
                                                              ----------------------------
                                                               COMPLETED        PENDING
                                                  TOTAL       ACQUISITIONS    ACQUISITIONS      PRO FORMA
                                               -----------    ------------    ------------     -----------
REVENUES:
 Outdoor advertising -- net..................  $   136,464                                     $   136,464
 Other income................................        4,437                                           4,437
                                               -----------                                     -----------
       Net revenues..........................      140,901                                         140,901
                                               -----------                                     -----------
OPERATING EXPENSES:
 Direct advertising..........................       84,144      $   (345)(6)    $ (9,733)(6)        74,066
 General and administrative..................       12,009          (383)(6)      (2,828)(6)         8,798
 Depreciation and amortization...............       26,569                                          26,569
                                               -----------         -----        --------       -----------
       Total operating expenses..............      122,722          (728)        (12,561)          109,433
                                               -----------         -----        --------       -----------
OPERATING INCOME.............................       18,179           728          12,561            31,468
INTEREST EXPENSE (INCOME)....................       35,834                                          35,834
                                               -----------         -----        --------       -----------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSS..........................      (17,655)          728          12,561            (4,366)
INCOME TAXES (BENEFIT).......................       (7,038)          291(7)        5,024(7)         (1,723)
                                               -----------         -----        --------       -----------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS......      (10,617)          437           7,537            (2,643)
EXTRAORDINARY LOSS...........................           --            --              --                --
                                               -----------         -----        --------       -----------
NET (LOSS) INCOME............................  $   (10,617)     $    437        $  7,537       $    (2,643)
                                               ===========         =====        ========       ===========
NET (LOSS) INCOME PER COMMON AND EQUIVALENT
 SHARE:
NET (LOSS) INCOME PER COMMON SHARE...........  $     (0.18)                                    $     (0.05)
                                               ===========                                     ===========
WEIGHTED AVERAGE NUMBER OF SHARES............   58,030,680                                      58,030,680
                                               ===========                                     ===========

                             OUTDOOR SYSTEMS, INC.



                   NOTES TO UNAUDITED CONSOLIDATED PRO FORMA


                            STATEMENTS OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1997


                             (DOLLARS IN THOUSANDS)



     The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of the Company for the three months ended March 31, 1997.



  (1) Represents 1997 revenues and expenses associated with the Completed 1997 Acquisitions prior to the respective dates of their acquisition.

  (2) Entry records the increase in depreciation and amortization expense arising from purchase accounting adjustments as follows:



                                                                      ACQUISITIONS
                                                    AMORTIZATION   -------------------
                         ASSETS                        PERIOD      COMPLETED   PENDING    TOTAL
      --------------------------------------------  ------------   ---------   -------   -------
      Advertising structures......................    20 years      $ 1,007    $11,250   $12,257
      Goodwill....................................    30 years           10      2,667     2,677
                                                                    -------    -------   -------
      Total.....................................................      1,017     13,917    14,934
                                                                    -------    -------   -------
      Amount recorded in financial statements...................        118      4,411     4,529
                                                                    -------    -------   -------
      Pro forma adjustment......................................    $   899    $ 9,506   $10,405
                                                                    =======    =======   =======


  (3) Entry records interest expense and amortization of deferred financing fees on the debt issued in connection with the Acquisitions as follows:


                                                                    ACQUISITIONS
                                                                 -------------------
                                                                 COMPLETED   PENDING    TOTAL
                                                                 ---------   -------   -------
      Interest expense:
      Senior Credit Facility...................................   $ 1,391    $11,309   $12,700
                                                                 --------    -------   --------
      Notes....................................................        --      7,031     7,031
                                                                             -------   --------
           Less interest on Van Wagner debt assumed by selling
             shareholders......................................        --       (591)     (591)
                                                                             -------   --------
           Amortization of deferred financing costs............        --        554       554
                                                                 --------    -------   --------
      Total interest expense...................................   $ 1,391    $18,303   $19,694
                                                                 ========    =======   ========



                                                                    ACQUISITIONS
                                                                 -------------------
                                                                 COMPLETED   PENDING    TOTAL
                                                                 ---------   -------   -------

  (5) Entry records the income tax effect on the income of the
      Acquisitions and purchase adjustments at a blended rate
      of 40%...................................................    $(711)    $(6,827)  $(7,538)
                                                                 ========    ========  ========

                             OUTDOOR SYSTEMS, INC.

                   NOTES TO UNAUDITED CONSOLIDATED PRO FORMA
                    STATEMENTS OF OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)


                                                                    ACQUISITIONS
                                                                 -------------------
                                                                 COMPLETED   PENDING
                                                                 ---------   -------
  (6) Entry records a) a decrease in payroll and payroll
      related costs in direct advertising and general and
      administrative expense categories due to termination of
      employees in the following functions; and b) the
      elimination of general corporate alloca-tions not
      considered attributable to operations sold, as follows:

      Direct Advertising:
        Elimination of production and sales
           overhead functions..................................    $ 345     $ 4,796
        Elimination of national sales and marketing costs......       --       3,937
        Elimination of general corporate overhead allocation...       --       1,000
                                                                 -------     -------
           Total direct advertising............................      345       9,733
                                                                 -------     -------
      General and Administrative:
        Elimination of national office function, accounting and
           administrative personnel............................      383       2,553
        Elimination of corporate facility rent allocations.....       --         275
                                                                 -------     -------
           Total general and administrative....................      383       2,828
                                                                 -------     -------
                Total..........................................    $ 728     $12,561
                                                                 =======     =======

  (7) Entry records the income tax effect of pro forma
      adjustments at a blended rate of 40%.....................    $ 291     $ 5,024
                                                                 =======     =======

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected consolidated financial data presented below were derived from the audited consolidated financial statements of the Company for the five years ended December 31, 1996. The financial statements of the Company for the three years in the period ended December 31, 1996 and as of December 31, 1995 and 1996 were audited by Deloitte & Touche LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus. The selected balance sheet data as of March 31, 1996 and 1997 and statement of operations data for the three months ended March 31, 1996 and 1997 are unaudited, but, in the opinion of management of the Company, reflect all adjustments (consisting only of normal, recurring adjustments) necessary for fair presentation of results for such periods. Results for these periods are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements, including the Notes thereto, appearing elsewhere in this Prospectus.



                                                                                                  THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                            MARCH 31,
                                   --------------------------------------------------------     ----------------------
                                     1992        1993        1994        1995        1996         1996         1997
                                   --------    --------    --------    --------    --------     --------    ----------
STATEMENT OF OPERATIONS DATA(1):
  Net revenues(2)................  $ 44,886    $ 49,151    $ 52,077    $ 64,813    $173,116     $ 16,945    $   80,080
  Operating expenses:
    Direct advertising...........    21,781      23,721      24,433      30,462      87,593        7,859        44,615
    General and administrative...     2,238       2,777       3,357       4,096      13,458        1,078         6,717
    Depreciation and
      amortization...............    12,350      10,421       9,165       9,970      22,384        2,561        11,635
  Gain on 1994 disposal and the
    Denver Disposition...........        --          --       4,325          --       7,344           --            --
  Operating income...............     8,517      12,232      19,447      20,285      57,025        5,447        17,113
  Interest expense...............     9,526      11,894      16,393      17,199      32,489        4,152        15,922
  Income (loss) before
    extraordinary loss and change
    in accounting principle(3)...      (955)        111       1,333       2,768      14,336          777           691
  Net income (loss)(3)...........     5,775      (3,176)      1,333       2,768      (3,444)         777           691
  Net income (loss) attributable
    to common stockholders.......     1,937      (5,748)       (263)        307      (6,905)        (130)          691
  Net income (loss) per common
    share(3).....................  $   0.07    $  (0.26)   $  (0.01)   $   0.01    $  (0.19)    $   (.01)   $      .02
  Shares used in computing per
    share computations(4)........  28,267,380  22,228,834  21,096,379  25,424,078  35,263,336   25,366,144  46,030,680
OTHER DATA:
  EBITDA(5)......................  $ 20,867    $ 22,653    $ 24,287    $ 30,255    $ 72,065     $  8,008    $   28,748
  EBITDA margin(6)...............     46.5%       46.1%       46.6%       46.7%       41.6%        47.3%         35.9%
  After-tax cash flow(7).........  $ 11,041    $ 10,532    $  7,497    $ 12,829    $ 39,286     $  3,338    $   12,326
  Capital expenditures...........     5,382       4,387       4,924       7,070       9,046        1,194         5,140
  Number of advertising
    displays.....................    10,700      10,800      11,900      12,700      61,600(8)    12,700        63,900(8)
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital................  $  5,218    $ 13,967    $ 15,022    $  8,221    $ 36,142     $ 10,492    $   25,600
  Total assets...................   129,651     129,433     151,260     138,213     933,455      135,863     1,038,845
  Total debt.....................   109,283     129,812     155,204     142,269     606,409      142,479       706,428
  Common stockholders' equity
    (deficiency).................   (23,769)    (28,811)    (29,074)    (28,767)    288,179      (28,898)      288,455

            NOTES TO SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(1) During 1996, the Company completed certain acquisitions, including the Gannett Outdoor Acquisition on August 22, 1996. See "Prospectus
    Summary --Recent Developments." In addition, in 1993 and 1994 the Company completed certain acquisitions and dispositions. Accordingly, operating results are not necessarily comparable on a year-to-year basis.

(2) Net revenues are gross revenues minus agency commissions, plus other income of $1.0 million, $0.4 million and $6.1 million for the years ended December 31, 1994, 1995 and 1996, and $0 and $2.9 million for the three months ended March 31, 1996 and 1997, respectively.

(3) Deferred financing costs of $3.3 million and $17.8 million associated with borrowings which were retired or redeemed were charged as an extraordinary loss during 1993 and 1996, respectively. As of January 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes. SFAS No. 109 allows the income tax consequences resulting from the utilization of net operating loss carry forwards to be recorded as a deferred asset. The cumulative effect of this change in accounting principle was a one-time credit to income of $6.7 million in the first quarter of 1992.
(4) Weighted average share amounts have been adjusted to reflect the three-for-two Common Stock splits effected in the form of stock dividends paid on each of July 22, 1996 and November 22, 1996.
(5) "EBITDA" is defined as operating income before depreciation and amortization expense and, in 1994 and 1996, before the gain on the 1994 disposal and the Denver Disposition, respectively. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity, management understands that it is customarily used by certain investors as one measure to evaluate the financial performance of companies in the outdoor advertising industry.
(6) "EBITDA margin" is EBITDA stated as a percentage of net revenues.
(7) "After-tax cash flow" is defined as income (loss) before extraordinary loss and change in accounting principle plus depreciation and amortization expense, and deferred tax expense and excludes the gain on the 1994 disposal and the Denver Disposition. After-tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles such as net income and cash provided by operating activities.

(8) Does not include approximately 125,000 subway advertising display faces in New York City and the Pending Acquisitions and, with respect to the year ended December 31, 1996, does not give effect to the Completed 1997 Acquisitions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

CERTAIN EFFECTS OF THE GANNETT OUTDOOR ACQUISITION

     On August 22, 1996, the Company purchased substantially all of the assets of Gannett Outdoor, including the stock of certain indirect subsidiaries of Gannett, for approximately $700.0 million in cash. The Company acquired from Gannett a total of approximately 40,000 advertising display faces consisting of bulletins, posters and transit advertising display faces in 15 metropolitan markets in the United States and seven metropolitan markets in Canada and approximately 125,000 subway advertising display faces in New York City.

     Upon consummation of the Gannett Outdoor Acquisition, the Company immediately began implementing its cost savings and integration strategy, which included the consolidation of certain administrative, sales management and leasing management functions. This strategy has resulted in the reduction and consolidation of duplicative functions in: (i) production and sales overhead;
(ii) production and administrative support; (iii) national sales and marketing support; and (iv) accounting and administrative areas. In addition, the Company has eliminated certain duplicative operations by closing a billboard production facility in Canada, consolidating sales offices in Toronto and closing Gannett Outdoor's corporate office.

     The Company had estimated that these measures would result in annual cost savings of approximately $33.0 million. Based upon the results of the Company's consolidation and cost savings efforts to date, the Company believes that annual cost savings will exceed the original estimate. The Company also believes that it has increased revenues generated by the Gannett Outdoor assets primarily through changing the sales compensation system from one that was predominantly salary-based to one that is commission-based. The Company has also increased revenues through streamlining the sales approval process and improving utilization of the Gannett Outdoor billboard inventory. The Company believes that opportunities still exist to improve the operations of Gannett Outdoor.

     While management believes that additional cost savings and revenue increases are achievable, the Company's ability to achieve such cost savings and revenue increases is uncertain and subject to numerous factors, many of which are beyond the Company's control. There can be no assurance that the Company will realize such additional cost savings and revenue increases or that the realization of such cost savings and revenue increases will not be delayed over an extended period of time. See "Risk Factors -- Acquisition Strategy".

CERTAIN EFFECTS OF THE PENDING ACQUISITIONS

     3M Media Acquisition. On April 30, 1997, the Company entered into the 3M Media Purchase Agreement pursuant to which it agreed to purchase 3M Media for approximately $1.0 billion in cash. In the 3M Media Acquisition, the Company will acquire from 3M a total of approximately 31,700 advertising display faces consisting of 22,600 bulletins, 2,400 posters and 6,700 mall advertising display faces in 56 metropolitan markets and non-metropolitan locations in the United States.

     The operations of 3M Media will be integrated into the Company principally as an acquisition of advertising display inventory in locations that can be administered from existing Company offices. Accordingly, the Company believes that the consolidation of certain functions will result in certain cost savings, including the elimination of duplicative administrative, sales and production overhead positions in the 3M Media corporate headquarters and in operating locations. In addition to these cost savings, the Company believes that it may be able to achieve additional cost savings arising from reductions in facility costs through renegotiated rents or reduced space, the reduction of expenses associated with a reduced work force, and other reductions in administrative expenses associated with the integration of the combined businesses.

     Van Wagner Acquisition. On April 11, 1997, the Company entered into the Van Wagner Stock Purchase Agreement pursuant to which it will purchase all of the capital stock of Van Wagner for approximately $170 million in cash. The Van Wagner operations include approximately 50 "Spectacular" signs in Times Square, 105 bulletins and 172 posters and eight wall murals in New York City, 372 bulletins and 16 wall murals in Los Angeles, four bulletins in San Francisco, and additional transit displays and transit management agreements in New York, Los Angeles, Northern California and Las Vegas. The Van Wagner operations will be integrated as an acquisition of advertising display inventory. The Company will eliminate certain duplicative administrative, sales and production functions in connection with the integration of the Van Wagner operations with those of the Company.

     Certain Cost Savings. The Company believes that had the cost savings associated with the 3M Media and Van Wagner Acquisitions been implemented as of January 1, 1996 such annual savings would have been approximately $50.3 million in aggregate as detailed below.


                                                                               VAN
                                                                   3M MEDIA   WAGNER    TOTAL
                                                                   --------   ------   -------
                                                                     (DOLLARS IN THOUSANDS)
Elimination of production and sales overhead functions...........  $14,460    $4,722   $19,182
Elimination of national sales and marketing costs................   15,748       --     15,748
Elimination of general corporate overhead allocation.............    4,000       --      4,000
Elimination of national office function, accounting and
  administrative personnel.......................................    6,377    3,868     10,245
Elimination of corporate facility rent allocations...............    1,100       --      1,100
                                                                   -------    ------   -------
                                                                   $41,685    $8,590   $50,275
                                                                   =======    ======   =======



     Certain Costs Associated with the Pending Acquisitions. The Company will incur significant additional costs as a result of the Pending Acquisitions. The financing of the Pending Acquisitions will significantly increase the Company's interest expense, adding approximately $845 million to the Company's total indebtedness assuming completion of the Offerings. Depreciation and amortization expense will also increase significantly. The Company will record goodwill and other intangible assets of approximately $320 million in connection with the Pending Acquisitions, which will be amortized over a period of 30 years. In addition, the cost basis of advertising display inventory to be acquired by the Company in the Pending Acquisitions will increase by approximately $676 million which will be amortized over 20 years.


LIQUIDITY AND CAPITAL RESOURCES


     The Company's working capital decreased to $25.6 million at March 31, 1997 compared to $36.1 million at December 31, 1996. This decrease resulted primarily from cash used for the financing of the Completed 1997 Acquisitions and the increase in accrued interest and the current maturities relating to existing debt associated with the Gannett Outdoor Acquisition and new debt associated with the Completed 1997 Acquisitions.



     Net cash provided by operating activities increased by $13.7 million to $15.5 million for the three months ended March 31, 1997, compared to $1.8 million for the three months ended March 31, 1996, primarily due to changes in working capital accounts and the effect of a larger depreciation and amortization expense as a component of net income. Net cash used in investing activities increased to $123.0 million in the first quarter of 1997 from $1.2 million in the first quarter of 1996, primarily because of the Completed 1997 Acquisitions. Net cash provided by financing activities was $100.6 million for the first three months of 1997 compared to net cash used in financing activities of $0.1 million for the first three months of 1996, primarily because of borrowings under the Senior Credit Facility used for the Completed 1997 Acquisitions.

     The Company's working capital was $8.2 million at December 31, 1995 and $36.1 million at December 31, 1996. The increase in working capital resulted primarily from working capital acquired in the Gannett Outdoor Acquisition, offset by an increase in accrued interest and current maturities relating to new debt associated with the Gannett Outdoor Acquisition.

     Net cash provided by operating activities increased by $29.6 million from $18.6 million during 1995 to $48.2 million during 1996, primarily due to increased net revenues resulting from the Gannett Outdoor Acquisition. Net cash used in investing activities increased from $6.3 million in 1995 to $754.1 million in 1996, primarily due to the Gannett Outdoor Acquisition, partially offset by proceeds from the Denver Disposition in 1996. Net cash used in financing activities was $14.2 million in 1995 compared to net cash provided by financing activities of $716.0 million in 1996, primarily due to borrowings under the Senior Credit Facility used to finance the Gannett Outdoor Acquisition, and net proceeds from the initial public offering ("IPO") of Common Stock in April 1996, an offering of Common Stock in August 1996 (the "1996 Common Stock Offering") and the offering of the 1996 Notes in October 1996 (the "1996 Notes Offering").

     The Company made approximately $9.0 million of capital expenditures during 1996, an increase from approximately $7.1 million during 1995. Currently, the Company has no material commitments for capital expenditures, although it anticipates ongoing capital expenditures in the ordinary course of business, other than for acquisitions, will be approximately $26.0 million to $30.0 million in each of the next two years.

     The Company completed the IPO on April 24, 1996, resulting in net proceeds to the Company of $36.6 million. The Company completed the 1996 Common Stock Offering on August 22, 1996, resulting in net proceeds to the Company of $283.2 million. In addition, on August 22, 1996, the Company increased the revolving credit facility and term loans under its Senior Credit Facility up to approximately $530.0 million and incurred bridge loans of $180.0 million under a subordinated credit facility. The proceeds from these financing activities were used to purchase substantially all the assets of Gannett Outdoor, to pay the related fees and expenses and to redeem the $115.0 million 1993 Notes.

     In October 1996, the Company completed the 1996 Notes Offering. The net proceeds from the 1996 Notes Offering of approximately $241.8 million were used to repay the bridge loan under the subordinated credit facility and to repay a portion of the term loans under the Senior Credit Facility.

     The Company has received a written commitment from Canadian Imperial Bank of Commerce ("CIBC") to increase the amounts that may be borrowed under the US portion of its Senior Credit Facility to up to $325 million of revolving credit loans and up to $715 million in term loans. See "Description of Indebtedness and Other Commitments -- Senior Credit Facility" and " -- Amendment to the Senior Credit Facility." The Company believes that the net proceeds of the Offerings, available borrowings under the Senior Credit Facility as expected to be amended and internally generated funds will be sufficient to fund the purchase price of the Pending Acquisitions, allow the Company to make required interest and principal payments under the Senior Credit Facility, as expected to be amended, and interest payments on the Notes and the 1996 Notes and to satisfy its operating cash requirements for at least the next twelve to twenty-four months. The Company may, however, require additional capital to consummate significant acquisitions in the future and there can be no assurance that such capital will be available. After giving effect to the Offerings and the application of the net proceeds therefrom and the consummation of the Pending Acquisitions, the Company will have approximately $755.0 million and cdn$48.0 of term loans outstanding under the Senior Credit Facility, as expected to be amended. The term loans will require mandatory amortization payments of $60.4 million and cdn$4.8 million in 1998 and $70.4 million and cdn$7.2 million in 1999. In addition, the Company will have $232.2 million and cdn$28.3 million of borrowings outstanding under the revolving credit portion of the Senior Credit Facility. The revolving credit portion of the Senior Credit Facility, as expected to be amended, will permit the Company to borrow up to $325.0 million and cdn$35.0 million (approximately $25.0 million based on current exchange rates).

     The Company has also obtained a written commitment from CIBC, Inc. for up to $300 million principal amount of Bridge Loans. In the event that the Notes Offering is not consummated prior to or concurrently with the closing of the 3M Media Acquisition, the Company will fund a portion of the purchase price of the 3M Media Acquisition with Bridge Loans under the Subordinated Credit Facility. See "Description of Indebtedness and Other Commitments -- The Subordinated Credit Facility.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Selling Stockholders, (iii) each director of the Company, (iv) each executive officer of the Company, and (v) all directors and executive officers of the Company as a group. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by such stockholder, except as otherwise noted.


                                BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                  OF COMMON STOCK                                 OF COMMON STOCK
                               PRIOR TO THE OFFERING                            AFTER THE OFFERING++
                              ------------------------                        ------------------------
                                NUMBER        PERCENT          SHARES         NUMBER OF       PERCENT
  NAME OF BENEFICIAL OWNER    OF SHARES      OF CLASS      BEING OFFERED        SHARES       OF CLASS
----------------------------  ----------     ---------     --------------     ----------     ---------
William S. Levine...........  14,734,240(1)     36.7%          262,500        14,171,740        27.1%
  1702 E. Highland, Suite
     310
  Phoenix, Arizona 85016
Arthur R. Moreno............  12,051,487(2)     27.2           262,500        11,488,987        20.4
  2502 N. Black Canyon
     Highway
  Phoenix, Arizona 85009
Stephen J. Haberkorn........   5,511,615(3)     13.7           300,000         5,211,615        10.0
  1702 E. Highland, Suite
     310
  Phoenix, Arizona 85016
Putnam Investments, Inc.....   4,007,831(4)     10.0                           4,007,831         7.7
  One Post Office Square
  Boston, Massachusetts
     02109
Wally C. Kelly..............     462,012(5)      1.1           175,000           287,012        *
Bill M. Beverage............      42,188(6)     *                                 42,188        *
Robert M. Reade.............      28,125(7)     *                                 28,125        *
Stephen F. Butterfield......      49,500(8)     *                                 49,500        *
Brian J. O'Connor...........      15,750(9)     *                                 15,750        *
All directors and executive
  officers as a group (7
  persons)..................  21,951,687(10)    49.0%                         20,951,687        36.9%


---------------
  ++ Assumes no exercise of the Underwriters' over-allotment option.

  * Represents less than 1% of the number of outstanding shares of Common Stock.


(1) Includes 5,431,615 shares (5,131,615 shares after the Offering) of Common Stock owned by M-K Link Investments Limited Partnership ("M-K Link") over which Mr. Levine shares voting control with Mr. Moreno and over which Messrs. Levine and Moreno have certain rights of first refusal with respect to certain private sales. Of those 5,431,615 shares (5,131,615 shares after the Offering), 301,507 shares are subject to an option granted to Mr. Levine (now held by Levine Investments Limited Partnership, Mr. Levine's family partnership) and 1,993,418 shares are subject to an option granted to Mr. Moreno (see Note 2 below). Mr. Levine disclaims beneficial ownership of the shares owned by M-K Link except to the extent of the 301,507 shares subject to the option granted to Mr. Levine. The option for the 301,507 shares of Common Stock of M-K Link and 9,202,625 shares (8,940,125 shares after the Offering) of Common Stock attributed to Mr. Levine are owned by Levine Investments Limited Partnership, 1702 E. Highland, Suite 310, Phoenix, Arizona 85016. Mr. Levine is the sole general partner of Levine Investments Limited Partnership; Mr. Levine, his wife and children are the limited partners. Mr. Levine disclaims beneficial ownership of such shares and option except in his capacity as general partner and to the extent of his partnership interest therein. The remaining 100,000 shares of Common Stock attributed to Mr. Levine are held by William S. and Ina Levine Foundation (the "Levine Family Foundation") a charitable foundation of which Mr. Levine is President and member of the Board of Directors. Mr. Levine disclaims beneficial ownership of the shares held by the Levine Family Foundation.



 (2) Includes 5,431,615 shares (5,131,615 shares after the Offering) of Common Stock owned by M-K Link over which Mr. Moreno shares voting control with Mr. Levine and over which Messrs. Levine and Moreno have certain rights of first refusal with respect to certain private sales. Of those 5,431,615 shares (5,131,615 shares after the Offering), 1,993,418 shares are subject to an option granted to Mr. Moreno and 301,507 shares are subject to an option granted to Mr. Levine now held by Mr. Levine's family partnership (see Note 1 above). Mr. Moreno disclaims beneficial ownership of the shares owned by M-K Link except to the extent of the 1,993,418 shares subject to the option granted to Mr. Moreno. Also includes (i) 4,120,139 shares of Common Stock that may be purchased by Mr. Moreno pursuant to options granted by the Company that are currently exercisable; (ii) 1,278,617 shares (1,016,117 after the Offering) of Common Stock held by Mr. Moreno and his wife, as joint tenants; and (iii) 1,221,116 shares held by BRN Properties Limited Partnership, an Arizona limited partnership of which Mr. Moreno is the sole general partner.



 (3) Represents (i) 5,431,615 shares (5,131,615 shares after the Offering) of Common Stock held by M-K Link, 1702 E. Highland, Suite 310, Phoenix, Arizona 85016, an Arizona limited partnership of which Mr. Haberkorn is the sole general partner and (ii) 80,000 shares owned by M-K Link Foundation, a charitable foundation of which Mr. Haberkorn is President and member of the Board of Directors. Of the shares held by M-K Link, 2,294,925 are subject to options held by Levine Investments Limited Partnership and Mr. Moreno. Mr. Haberkorn disclaims beneficial ownership of shares owned by M-K Link, except in his capacity as general partner and to the extent of his partnership interest therein, and both he and M-K Link disclaim beneficial ownership of shares subject to options in favor of Levine Investments Limited Partnership and Mr. Moreno. Mr. Haberkorn also disclaims beneficial ownership of the shares owned by the M-K Link Foundation. Messrs. Levine and Moreno hold certain voting and rights of refusal power as to shares owned by M-K Link. See Notes 1 and 2 above.


 (4) Based on Schedule 13G, as amended, filed by the indicated person with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 1996. Each of Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc., wholly-owned registered investment advisors of Putnam Investments, Inc. having the same address, also filed a Schedule 13G with the Commission which, as amended, reports beneficial ownership of 3,757,910 shares and 249,921 shares, respectively, as of December 31, 1996.

 (5) Represents options to purchase shares of Common Stock from the Company that are currently exercisable. Does not include any shares of Common Stock that Mr. Kelly may receive in settlement of Incentive Units.

 (6) Represents shares of Common Stock subject to options that are currently exercisable. Does not include any shares of Common Stock that Mr. Beverage may receive in settlement of Incentive Units.

 (7) Represents shares of Common Stock subject to options that are currently exercisable. Does not include any shares of Common Stock that Mr. Reade may receive in settlement of Incentive Units.

 (8) Includes (i) 2,250 shares of Common Stock owned by Mr. Butterfield's children, and (ii) 2,250 shares of Common Stock subject to options that are currently exercisable.

 (9) Includes 4,500 shares of Common Stock subject to options that are currently exercisable.


(10) Includes (i) 301,507 and 1,993,418 shares of Common Stock that may be acquired by Levine Investments Limited Partnership and Mr. Moreno, respectively, upon the exercise of options held by them to purchase shares held by M-K Link (see Notes 1 and 2 above), and (ii) 4,659,214 shares (4,484,214 shares after the Offering) of Common Stock that may be acquired upon the exercise of options granted by the Company which are currently exercisable. Does not include shares of Common Stock that may be issued in settlement of Incentive Units.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this Prospectus, the Company's authorized capital stock consists of 60,000,000 shares of Common Stock, $.01 par value per share, and 12,000,000 shares of preferred stock, $1.00 par value each ("Preferred Stock"), the terms and provisions of which may be designated by the Board of Directors in the future. The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "By-laws"), each of which was filed as an exhibit to the registration statement of which this Prospectus is a part.

COMMON STOCK


     The Company is authorized to issue 60,000,000 shares of Common Stock, $0.01 par value per share. Following the Offering, 52,330,631 shares of Common Stock will be issued and outstanding (assuming no exercise of the Underwriters' over-allotment option). See "Capitalization." Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights and the Company has a classified Board of Directors, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the members of the Board of Directors standing for election at any particular meeting. The Common Stock is not redeemable and has no conversion or preemptive rights. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock sold in the Offering will be, when issued and paid for, fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, subject to the rights of the holders of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the dividend provisions of any outstanding shares of Preferred Stock and restrictions set forth in the Company's debt instruments. See "Dividend Policy."


PREFERRED STOCK

     Holders of shares of Preferred Stock have no preemptive rights or cumulative voting rights. In addition to specific prohibitions set forth in the Certificate of Incorporation, under Delaware law holders of preferred stock are entitled to vote as a class upon any proposed amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if such amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

               DESCRIPTION OF INDEBTEDNESS AND OTHER COMMITMENTS

     The following is a description of the principal agreements that will govern the indebtedness of the Company following the consummation of the Acquisitions. The following summaries of certain provisions of the Senior Credit Facility and the 1996 Notes Indenture are qualified in their entirety by reference to such documents, a copy of each of which is filed or incorporated by reference as an exhibit to the registration statement of which this Prospectus is a part. See "Available Information." Capitalized terms used below and not defined have the meanings set forth in the respective documents.

THE NOTES

     The Notes intended to be offered in the Notes Offering are to be issued under an indenture (the "Indenture") among the Company, the Subsidiary Guarantors (as defined) and a trustee to be selected by the Company. The Indenture will provide for the issuance of up to $300 million aggregate principal amount of the Notes, which will be general unsecured obligations of the Company subordinate in right of payment to all existing and future senior indebtedness of the

Company. The Notes will be unconditionally guaranteed, on an unsecured senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by all of the Subsidiary Guarantors. The Notes will be pari passu with the 1996 Notes.

     The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after the fifth anniversary of the date of original issuance thereof, at the redemption prices set forth in the Indenture plus accrued and unpaid interest, if any, to but excluding the date of redemption. Also, on or prior to the third anniversary of the date of original issuance thereof, the Company may redeem up to 35% of principal amount of the Notes with the net proceeds of one or more future public equity offerings, in cash, at 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that Notes having an aggregate principal amount of at least $195 million remain outstanding immediately after any such redemption.

     The Indenture will contain covenants, events of default and other provisions that will be substantially the same as those contained in the 1996 Notes Indenture. See "-- The 1996 Notes" below.

THE 1996 NOTES

     The 1996 Notes were issued under the 1996 Notes Indenture among the Company, the Subsidiary Guarantors (as defined therein) and The Bank of New York, as trustee. The 1996 Notes are general unsecured obligations of the Company subordinate in right of payment to all existing and future senior indebtedness of the Company. The 1996 Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by all of the Subsidiary Guarantors. The 1996 Notes mature on October 15, 2006.

     The 1996 Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 2001, at the redemption prices set forth in the 1996 Notes Indenture plus accrued and unpaid interest, if any, up to but excluding the date of redemption. Also, on or prior to October 15, 1999, the Company may redeem up to 35% of principal amount of the 1996 Notes with the net proceeds of one or more future public equity offerings, in cash, at 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that 1996 Notes having an aggregate principal amount of at least $162.5 million remain outstanding immediately after any such redemption. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to purchase all 1996 Notes then outstanding at a purchase price, in cash, equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     The 1996 Notes Indenture contains certain restrictive covenants, including limitations on (i) the incurrence of indebtedness; (ii) the payment of dividends and the making of restricted payments; (iii) transactions with affiliates; (iv) the existence of liens; (v) the disposition of proceeds of asset sales; (vi) entering into sale and lease-back transactions; (vii) the making of guarantees by the Company and its subsidiaries; (viii) transfers and issuances of stock of its subsidiaries; (ix) the imposition of restrictions on certain payments by the Company or its subsidiaries; (x) the making of certain investments by the Company or its subsidiaries; and (xi) certain mergers and consolidations.

     The 1996 Notes Indenture contains customary events of default, including, without limitation, the following: (i) the failure to pay principal or interest when due; (ii) certain defaults under agreements relating to other indebtedness;
(iii) the material breach of any covenant; (iv) the levy of certain judgments; and (v) certain bankruptcy, reorganization and insolvency events. The occurrence of an event of default will permit the holders of the 1996 Notes to accelerate the 1996 Notes and to pursue other remedies.

SENIOR CREDIT FACILITY

     The Senior Credit Facility provides for revolving credit loans, letters of credit and term loans to the Company (the "US Facility") and for revolving credit loans, letters of credit, bankers' acceptances and term loans to Mediacom Inc., a wholly-owned Canadian subsidiary (the "Canadian Subsidiary") of the Company (the "Canadian Facility").

US Facility


     The US Facility provides for: (i) revolving credit loans of up to $400 million subject to reduction by the amount (up to $275 million) by which the aggregate principal amount of any additional subordinated indebtedness issued by the Company on or prior to June 30, 1997 exceeds $200 million and subject to automatic reduction each year commencing in 1998 and continuing through 2002;
(ii) term loans in the aggregate amount of $350 million, payable in quarterly installments with a final installment due in 2003; and (iii) letter of credit commitments of $35 million (but only to the extent there is available US revolving credit commitment which is not being utilized).


     The US revolving credit loans and US term loans may be, at the option of the Company, Eurodollar Loans, ABR Loans, or a combination thereof. Eurodollar Loans bear interest at a rate per annum equal to the Eurodollar rate (as hereinafter described) plus an applicable margin. The "Eurodollar rate" is a rate per annum determined by CIBC, as administrative agent, based upon the rates at which US dollar deposits with a term comparable to the interest period applicable to the Eurodollar Loan being made are offered by leading banks in the London interbank deposit market (adjusted for maximum reserves). ABR Loans bear interest at a rate per annum equal to the ABR (as defined below) plus an applicable margin. "ABR" means, on a particular date, a rate per annum equal to the highest of (a) the rate of interest most recently announced by CIBC as its Base Rate, (b) the rate of interest for such date offered in the interbank market to CIBC, as administrative agent, at the overnight Federal Funds Rate, plus 1%, and (c) the rate determined by CIBC, as administrative agent, based on the latest 3-week moving average of daily secondary market morning offering rates in the United States for 3-month certificates of deposit of major United States money market lenders as published by the Federal Reserve Bank of New York (as adjusted for reserves and assessments), plus 1%.

     The obligations of the Company under the Senior Credit Facility are secured by a security interest in substantially all of the Company's assets, including, with certain exceptions, both real and personal property.

Canadian Facility

     The Canadian Facility provides for: (i) revolving credit loans to the Canadian Subsidiary of up to cdn$35 million (the equivalent of approximately $25 million at current exchange rates), subject to automatic reduction each year from 1999 to 2002; (ii) term loans to the Canadian Subsidiary (A) payable in Canadian dollars ("cdn$") in the aggregate amount of cdn$48 million (the equivalent of approximately $35 million at current exchange rates) payable in quarterly installments with the final installment due in 2002 and (B) payable in US dollars ("US$") in the aggregate amount of $40 million payable in quarterly installments with the final installment due in 2003; (iii) revolving credit loan borrowings and certain term loan borrowings through the issuance of bankers' acceptances in a minimum aggregate face amount of cdn$4 million and for a term of 30, 60, 90 or 180 days; and (iv) letter of credit commitments of cdn$7 million (but only to the extent there is available Canadian revolving credit commitment which is not being utilized).

     The Canadian revolving credit loans and the cdn$ term loans may be, at the option of the Canadian Subsidiary, cdn$ Prime Loans, bankers' acceptances or a combination thereof. Cdn$ Prime Loans bear interest at a rate per annum equal to the cdn$ Prime Rate (as hereinafter described) plus an applicable margin. The cdn$ Prime Rate is a rate per annum equal to the greater of (i) the CIBC reference rate and (ii) the sum of 0.50% plus the per annum rate of interest appearing on "Reuters Screen CDOR Page" applicable to 30 day cdn$ bankers' acceptances of certain Canadian banks. The

US$ term loans may be, at the option of the Canadian Subsidiary, Eurodollar Loans, ABR Loans or a combination thereof. See "-- US Facility" above.

     The obligations of the Canadian Subsidiary under the Senior Credit Facility are secured by a security interest in substantially all of the assets of the Canadian Subsidiary, including, with certain exceptions, both real and personal property.

General Terms

     The Senior Credit Facility contains various covenants that limit the ability of the Company to, among other things, incur indebtedness, dispose of assets, pay dividends or purchase or redeem any shares of capital stock, make capital expenditures and make loans or investments.

     The Senior Credit Facility also requires the Company and its subsidiaries to maintain a total leverage ratio and a senior leverage ratio at certain levels and to maintain certain interest expense coverage and fixed charges coverage. The Senior Credit Facility contains various affirmative covenants including, without limitation, a covenant to enter into hedging arrangements to provide interest rate protection in respect of a portion of the Company's indebtedness.

     The Senior Credit Facility contains customary events of default, including, without limitation, the Company's failure to pay principal or interest when due, the Company's material breach of any covenant, representation or warranty or the Company's bankruptcy. In addition, under the Senior Credit Facility, events of default will occur if the Company's revenues from tobacco advertisements exceeds 15% of revenues for four consecutive quarters, and upon a change of control of the Company.

AMENDMENT TO THE SENIOR CREDIT FACILITY

     The Company has received a written commitment from CIBC to increase the amounts that may be borrowed under the US Facility to (i) up to $325 million of revolving credit loans and (ii) up to $715 million of term loans. The Senior Credit Facility is expected to be amended effective upon the consummation of the 3M Media Acquisition to reflect such increase, to extend the maturity of the loans by one year and to make certain other related changes. The Company intends to use additional borrowings under the Senior Credit Facility, as expected to be amended, to finance a portion of the purchase price of the 3M Media Acquisition. There can be no assurance, however, that the expected amendment will be entered into as currently contemplated.

THE SUBORDINATED CREDIT FACILITY

     The Company has received a commitment from CIBC, Inc. for a Subordinated Credit Facility under which it may obtain up to $300 million of Bridge Loans in the event the Notes Offering is not consummated. The Bridge Loans, if made, will constitute unsecured, senior subordinated indebtedness of the Company. The following is a summary of the principal terms of the Subordinated Credit Facility as currently proposed by the Company and CIBC, Inc. There is no assurance, however, that the terms of the Subordinated Credit Facility that will be entered into if the Notes Offering is not consummated will not contain terms and conditions that are substantially different than the proposed terms summarized below.

     Conversion to Term Loans. Subject to the absence of any existing default or event of default and certain other conditions, the Bridge Loans will be converted on the first anniversary of the closing of the Bridge Loans (the "Conversion Date") into term loans (the "Term Loans"), which will mature on the 10th anniversary of the closing date (the "Maturity Date").

     Interest. Interest on the Bridge Loans and any Term Loans will be a variable rate which will fluctuate monthly in relation to the three-month LIBOR, plus the Applicable Spread. The "Applicable Spread" will be an increasing percentage per annum which will rise prior to the Conversion Date from the initial Applicable Spread of 6% to 7.5%. On the Conversion Date, the Applicable

Spread will increase by 0.5% over the then current Applicable Spread, and will continue to increase by the same increment after each three-month period following the Conversion Date, subject to a maximum interest rate of 20% per annum. The Company will have the option to pay any portion of the interest on the Bridge Loans and the Term Loans in excess of 15% per annum by issuing additional Bridge Loan Promissory Notes or additional Term Loan Promissory Notes, as applicable.

     Voluntary Prepayments. The Company may prepay the Bridge Loans without penalty or premium, in whole or in part. The Term Loans may be prepaid in whole or in part at a prepayment price initially at 101% of the principal amount thereof on the first anniversary of the closing date, increasing annually thereafter to 104% of the principal amount thereof on the fourth and fifth anniversaries and then declining annually to 100% of the principal amount thereof on the ninth anniversary of the closing date, plus accrued interest to the prepayment date.

     Mandatory Prepayments. The Company will be required to apply net cash proceeds from certain asset sales in excess of $5 million to prepay a portion of the Bridge Loans or Term Loans (collectively, "Loans"), as the case may be, to the extent that such net cash proceeds are not used to prepay term loans and revolving credit loans under the Senior Credit Facility, to repurchase 1996 Notes or to make an investment in a related business. The Company will also be required, subject to compliance with the terms of the Senior Credit Facility, to apply net proceeds received from the issuance of securities to the prepayment of the Loans.

     Change of Control. Upon a change of control of the Company, each holder of Bridge Loans may require the Company to purchase all or a portion of such holder's Bridge Loans at a purchase price equal to 100% of the outstanding principal amount thereof, plus accrued interest thereon to the date of purchase. Prior to any purchase of the Bridge Loans, the Company will be required to either repay its obligations under the Senior Credit Facility or to obtain the consent of the lenders thereunder.

     Covenants. The Subordinated Credit Facility will restrict the ability of the Company and its subsidiaries to, among other things: (i) incur indebtedness;
(ii) incur liens; (iii) declare dividends, repurchase its capital stock or prepay, repurchase or make sinking fund payments in respect of any subordinated indebtedness; (iv) make certain investments; (v) guarantee indebtedness; (vi) incur indebtedness unless subordinated to the Bridge Loans; (vii) enter into mergers or consolidations or sell all or substantially all of its business, property or assets, except for the Pending Acquisitions and in certain other circumstances; (viii) enter into agreements prohibiting or limiting the ability of subsidiaries of the Company to pay dividends, transfer property or assets to the Company or any other subsidiary of the Company; (ix) enter into transactions with affiliates; (x) sell capital stock of any of the Company's subsidiaries;
(xi) enter into amendments or waivers with respect to the Senior Credit Facility materially adversely affecting the issuance of the Demand Take Out Notes (as defined below); (xii) amend its charter documents; (xiii) refinance the Bridge Loans in part other than through the Demand Take Out Notes (as defined below) or the Exchange Notes (as defined below), except under certain circumstances; (xiv) enter into asset sales; (xv) transfer assets to a subsidiary of the Company other than for payment of fair market value except under certain circumstances; and (xvi) permit its subsidiaries to guarantee certain indebtedness.

     Subordination of Loans and Guarantees of Subsidiaries. The obligations of the Company and of the Subsidiary Guarantors under the Subordinated Credit Facility will be subordinated to the rights of holders of senior indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

     Events of Default. The Subordinated Credit Facility will contain customary events of default, including, without limitation, the following: (i) the failure to pay principal or interest when due; (ii) certain defaults under agreements relating to other indebtedness; (iii) the material breach of any covenant, representation or warranty; (iv) the levy of certain judgments; (v) default under a guarantee of a Subsidiary Guarantor relating to the Company's obligations under certain agreements'; (vi) the commencement of a proceeding in foreclosure with respect to collateral securing the Senior Credit Facility; and (vii) certain bankruptcy, reorganization and insolvency events. The occurrence of an event of default permits the Bridge Lenders to accelerate the indebtedness under the Subordinated Credit Facility and to pursue other remedies.

     Demand Take Out Notes. The Company will be required to take all reasonable actions necessary to the extent within its power, upon request by one or more investment banks (the "Take Out Banks") prior to the Conversion Date, to enable the Take Out Banks to publicly sell or privately place senior subordinated notes (the "Demand Take Out Notes"), the proceeds of which are to be used to repay the Bridge Loans in whole or in part and which will be guaranteed by each subsidiary of the Company that guarantees the Bridge Loans.

     Exchange Notes. At the written request of the holder of any Term Loan, the Company and each Subsidiary Guarantor will be required to enter into a trust indenture in substantially the form to be attached as an exhibit to the Subordinated Credit Facility and to issue notes (the "Exchange Notes") thereunder in exchange for the same principal amount of Term Loans or portion thereof being exchanged.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company and the Selling Stockholders, the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of the Prospectus:

                                                                                  NUMBER OF
                                  UNDERWRITER                                       SHARES
--------------------------------------------------------------------------------  ----------
Alex. Brown & Sons Incorporated.................................................
Donaldson, Lufkin & Jenrette Securities Corporation.............................
CIBC Wood Gundy Securities Corp. ...............................................
Montgomery Securities...........................................................
Prudential Securities Incorporated..............................................
                                                                                  ----------
          Total.................................................................  13,000,000
                                                                                  ==========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.


     The Company and the Selling Stockholders have been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After the
public offering, the offering price and other selling terms may be changed by the Underwriters.



     The Company and certain of the Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 1,950,000 additional shares of Common Stock (up to 975,000 shares to be purchased from the Company and up to 975,000 shares from such Selling Stockholders) at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 13,000,000, and the Company and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those in which the 13,000,000 shares are being offered.


     In connection with the Offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in the Offering in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     Subject to applicable limitations, the Underwriters, in connection with the Offering, may place bids for or make purchases of the Common Stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain or otherwise affect the price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the Common Stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with the Offering. The Underwriters are not required to engage in these activities and may end these activities at any time.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.


     The Selling Stockholders and certain other stockholders of the Company, who will hold in the aggregate 20,851,687 shares of Common Stock after the Offering (including currently exercisable options to purchase 4,484,214 shares of Common Stock) have agreed not to offer, sell or otherwise dispose of any of such Common Stock for a period of 180 days after the date of this Prospectus without the prior consent of Alex. Brown & Sons Incorporated.


     CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy") is an affiliate of CIBC, which is the administrative agent and a lender under the Senior Credit Facility. Affiliates of CIBC Wood Gundy have committed to provide any necessary bridge financing in connection with the Pending Acquisitions for which they have received customary fees. CIBC Wood Gundy has also provided the Company with financial advisory services in connection with the Pending Acquisitions for which it will receive customary fees.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS


     The Consolidated Financial Statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The Gannett Outdoor Combined Statement of Net Assets to be Acquired by Outdoor Systems, Inc. as of December 31, 1994 and 1995 and the Gannett Outdoor Combined Statements of Revenues and Direct Expenses of Net Assets to be Acquired by Outdoor Systems, Inc. for the years ended December 31, 1993, 1994 and 1995 incorporated in this Prospectus by reference from the Company's Prospectus included in the Registration Statement on Form S-3 (File No. 333-9713) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of National Advertising Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports and other information filed with the Commission pursuant to the Exchange Act may be inspected and copied, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fee. The Commission also maintains an Internet Web Site at http://www.sec.gov. that contains reports and other information about the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents or information filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-28256); (ii) Current Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 0-28256); (iii) the Proxy Statement for the 1997 Annual Meeting of Shareholders (File No. 0-28256); (iv) the Gannett Outdoor Combined Statements of Net Assets to be Acquired as of December 31 1994 and 1995 and the Gannett Outdoor Combined Statements of Revenues and Direct Expenses of Net Assets to be Acquired for the years ended December 31, 1993, 1994 and 1995, together with notes thereto and Independent Auditors' Report thereon, contained in the Company's Prospectus dated October 9, 1996 included in its Registration Statement on Form S-3 (File No. 333-9713); and (v) the description of the Common Stock contained in Registration Statement on Form 8-A filed on April 19, 1996 (File No. 0-28256).


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all information incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to Outdoor Systems, Inc., Attention: Bill M. Beverage, Chief Financial Officer, Treasurer and Secretary, at 2502 North Black Canyon Highway, Phoenix, Arizona 85009, telephone number (602) 246-9569.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                PAGE
                                                                                ----
        THE COMPANY:

        Independent Auditors' Report..........................................   F-2

        Consolidated Balance Sheets as of December 31, 1995 and 1996 and March
          31, 1997............................................................   F-3

        Consolidated Statements of Operations for the Years Ended December 31,
          1994, 1995 and 1996 and the three months ended March 31, 1996 and
          1997................................................................   F-4

        Consolidated Statements of Common Stockholders' Equity (Deficiency)
          for the Years Ended December 31, 1994, 1995 and 1996 and the three
          months ended March 31, 1997.........................................   F-5

        Consolidated Statements of Cash Flows for the Years Ended December 31,
          1994, 1995 and 1996 and the three months ended March 31, 1996 and
          1997................................................................   F-6

        Notes to Consolidated Financial Statements............................   F-7

        NATIONAL ADVERTISING COMPANY:

        Report of Independent Accountants.....................................  F-22

        Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997....  F-23

        Statements of Income for the Years Ended December 31, 1994, 1995 and
          1996 and the three months ended March 31, 1996 and 1997.............  F-24

        Statements of Cash Flows for the Years Ended December 31, 1994, 1995
          and 1996 and the three months ended March 31, 1996 and 1997.........  F-25

        Notes to Financial Statements.........................................  F-26

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Outdoor Systems, Inc.
Phoenix, Arizona

     We have audited the accompanying consolidated balance sheets of Outdoor Systems, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, common stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Outdoor Systems, Inc. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 14, 1997, except for Note 16 as to which the date is March 26, 1997

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                          DECEMBER 31,
                                                                       -------------------   MARCH 31,
                                                                         1995       1996        1997
                                                                       --------   --------   ----------
                                                                                             (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $  1,739   $ 11,887   $    4,921
  Accounts receivable -- less allowance for doubtful accounts of
    $1,010, $5,398, and $5,940.......................................    10,971     56,975       59,402
  Prepaid land leases................................................     1,691     10,938       11,745
  Other current assets, including amounts due from related parties of
    $62, $385, and $374 (Notes 2 and 14).............................       613     15,737       17,766
  Deferred income taxes (Note 11)....................................       415      1,637        1,637
                                                                       --------   --------   ----------
         Total current assets........................................    15,429     97,174       95,471
PROPERTY AND EQUIPMENT -- Net (Notes 2, 3 and 5).....................   111,729    742,144      849,653
OTHER ASSETS (Note 2)................................................       981     10,155        9,739
DEFERRED FINANCING COSTS -- Net (Notes 5 and 6)......................     4,275     24,151       23,157
DEFERRED INCOME TAXES (Note 11)......................................     5,255         --           --
GOODWILL -- Net (Note 2).............................................       544     59,831       60,825
                                                                       --------   --------   ----------
TOTAL................................................................  $138,213   $933,455   $1,038,845
                                                                       ========   ========   ==========
                 LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable...................................................  $    642   $  8,323   $    7,758
  Accrued interest...................................................     4,843      7,056       12,938
  Accrued expenses and other liabilities (Notes 4 and 12)............     1,173     17,653       17,474
  Current maturities of long-term debt (Notes 3 and 5)...............       550     28,000       31,700
                                                                       --------   --------   ----------
         Total current liabilities...................................     7,208     61,032       69,870
LONG-TERM DEBT (Notes 3 and 5).......................................   141,719    578,409      674,728
OTHER LONG-TERM OBLIGATIONS (Note 2).................................       984      3,552        3,734
DEFERRED INCOME TAXES (Note 11)......................................        --      2,283        2,057
                                                                       --------   --------   ----------
         Total liabilities...........................................   149,911    645,276      750,389
                                                                       --------   --------   ----------
COMMITMENTS AND CONTINGENCIES (Notes 2, 9, 10, 12 and 16)
COMMON STOCK -- Subject to put option (Note 8).......................     3,420         --           --
                                                                       --------   --------   ----------
REDEEMABLE PREFERRED STOCK (Note 8)..................................    13,649         --           --
                                                                       --------   --------   ----------
COMMON STOCKHOLDERS' EQUITY (DEFICIENCY) (Notes 2 and 9):
  Common stock, $.01 par value -- authorized, 60,000,000 shares;
    issued and outstanding, 21,096,379, 40,155,631 and 40,155,631
    shares...........................................................         4        402          402
  Additional paid-in capital.........................................        --    316,988      316,988
  Accumulated deficit................................................   (24,718)   (25,275)     (24,584)
  Treasury stock at cost -- 11,475,554 shares........................    (4,053)    (4,053)      (4,053)
  Foreign currency translation adjustment............................        --        117         (297)
                                                                       --------   --------   ----------
         Total common stockholders' equity (deficiency)..............   (28,767)   288,179      288,456
                                                                       --------   --------   ----------
TOTAL................................................................  $138,213   $933,455   $1,038,845
                                                                       ========   ========   ==========


                 See notes to consolidated financial statements

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                          THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                 ------------------------------------   -----------------------
                                                    1994         1995         1996         1996         1997
                                                 ----------   ----------   ----------   ----------   ----------
                                                                                              (UNAUDITED)
REVENUES:
  Outdoor advertising (Note 13)................  $   59,150   $   74,690   $  194,183   $   19,722       89,713
  Less agency commissions......................       8,073       10,294       27,136        2,777       12,497
                                                 ----------   ----------   ----------   ----------   ----------
         Total.................................      51,077       64,396      167,047       16,945       77,216
  Lease, printing and other revenues...........       1,000          417        6,069           --        2,864
                                                 ----------   ----------   ----------   ----------   ----------
         Net revenues..........................      52,077       64,813      173,116       16,945       80,080
                                                 ----------   ----------   ----------   ----------   ----------
OPERATING EXPENSES:
  Direct advertising -- including $139, $139,
    $139, $35 and $35 to related parties (Note
    14)........................................      24,433       30,462       87,593        7,859       44,615
  General and administrative -- including $354,
    $385, $450, $113 and $113 to related
    parties (Note 14)..........................       3,357        4,096       13,458        1,078        6,717
  Depreciation and amortization................       9,165        9,970       22,384        2,561       11,635
                                                 ----------   ----------   ----------   ----------   ----------
         Total operating expenses..............      36,955       44,528      123,435       11,498       62,967
                                                 ----------   ----------   ----------   ----------   ----------
GAIN ON ATLANTA AND DENVER DISPOSITIONS (Note
  2)...........................................       4,325           --        7,344           --           --
                                                 ----------   ----------   ----------   ----------   ----------
OPERATING INCOME (Note 13).....................      19,447       20,285       57,025        5,447       17,113
INTEREST EXPENSE (Note 5)......................      16,393       17,199       32,489        4,152       15,922
                                                 ----------   ----------   ----------   ----------   ----------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
  LOSS.........................................       3,054        3,086       24,536        1,295        1,191
INCOME TAXES (Note 11).........................       1,721          318       10,200          518          500
                                                 ----------   ----------   ----------   ----------   ----------
INCOME BEFORE EXTRAORDINARY LOSS...............       1,333        2,768       14,336          777          691
EXTRAORDINARY LOSS (Note 6)....................          --           --      (17,780)          --           --
                                                 ----------   ----------   ----------   ----------   ----------
NET (LOSS) INCOME..............................       1,333        2,768       (3,444)         777          691
LESS STOCK DIVIDENDS, ACCRETIONS AND DISCOUNT
  ON REDEMPTIONS (Note 8)......................       1,596        2,461        3,461          907           --
                                                 ----------   ----------   ----------   ----------   ----------
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON
  STOCKHOLDERS.................................  $     (263)  $      307   $   (6,905)  $     (130)  $      691
                                                 ----------   ----------   ----------   ----------   ----------
NET (LOSS) INCOME PER COMMON AND EQUIVALENT
  SHARE (Note 1):
  Income (loss) before extraordinary loss......  $     (.01)  $      .01   $      .31   $     (.01)  $      .02
  Extraordinary loss...........................          --           --         (.50)          --           --
                                                 ----------   ----------   ----------   ----------   ----------
NET (LOSS) INCOME PER COMMON SHARE.............  $     (.01)  $      .01   $     (.19)  $     (.01)  $      .02
                                                 ==========   ==========   ==========   ==========   ==========
WEIGHTED AVERAGE NUMBER OF SHARES..............  21,096,379   25,424,078   35,263,336   25,366,144   46,030,680
                                                 ==========   ==========   ==========   ==========   ==========


                See notes to consolidated financial statements.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

       CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY (DEFICIENCY)
                             (DOLLARS IN THOUSANDS)


                                                    YEAR ENDED DECEMBER 31,
                                             --------------------------------------   THREE MONTHS ENDED
                                                1994          1995          1996        MARCH 31, 1997
                                             -----------   -----------   ----------   ------------------
                                                                                         (UNAUDITED)
COMMON STOCK OUTSTANDING: Shares:
  Balance, beginning of year...............      397,119    21,096,379   21,096,379       40,155,631
  Stock splits.............................   20,699,260            --    7,691,862               --
  Initial public offering (Note 2).........           --            --    2,677,390               --
  Secondary offering.......................           --            --    8,690,000               --
                                             -----------   -----------   ----------       ----------
  Balance, end of year.....................   21,096,379    21,096,379   40,155,631       40,155,631
                                             ===========   ===========   ==========       ==========
COMMON STOCK OUTSTANDING: Amount:
  Balance, beginning of year...............  $         4   $         4   $        4       $      402
  Stock splits.............................           --            --          284               --
  Initial public offering (Note 2).........           --            --           27               --
  Secondary offering (Note 2)..............           --            --           87               --
                                             -----------   -----------   ----------       ----------
  Balance, end of year.....................  $         4   $         4   $      402       $      402
                                             -----------   -----------   ----------       ----------
ADDITIONAL PAID-IN CAPITAL:
  Balance, beginning of year...............  $        --   $        --   $       --       $  316,988
  Stock splits.............................           --            --         (284)              --
  Initial public offering (Note 2).........           --            --       36,617               --
  Secondary offering (Note 2)..............           --            --      283,135               --
  Common/preferred stock accretion.........           --            --       (2,480)              --
                                             -----------   -----------   ----------       ----------
  Balance, end of year.....................  $        --   $        --   $  316,988       $  316,988
                                             -----------   -----------   ----------       ----------
ACCUMULATED DEFICIT:
  Balance, beginning of year...............  $   (24,762)  $   (25,025)  $  (24,718)      $  (25,275)
  Common/preferred stock accretion.........         (714)       (1,507)        (688)              --
  Dividend on exchangeable preferred
    stock..................................          (82)          (82)        (293)              --
  Cash dividends...........................         (800)         (872)          --               --
  Cancellation of put option on common
    stock..................................           --            --        3,868               --
  Net income (loss)........................        1,333         2,768       (3,444)             691
                                             -----------   -----------   ----------       ----------
  Balance, end of year.....................  $   (25,025)  $   (24,718)  $  (25,275)      $  (24,584)
                                             -----------   -----------   ----------       ----------
COMMON STOCK IN TREASURY: Amount:
  Balance..................................  $    (4,053)  $    (4,053)  $   (4,053)      $   (4,053)
                                             -----------   -----------   ----------       ----------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT....  $        --   $        --   $      117       $     (297)
                                             -----------   -----------   ----------       ----------
TOTAL COMMON STOCKHOLDERS' EQUITY
  (DEFICIENCY).............................  $   (29,074)  $   (28,767)  $  288,179       $  288,456
                                             ===========   ===========   ==========       ==========


                See notes to consolidated financial statements.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                                             THREE MONTHS ENDED
                                                                            YEAR ENDED DECEMBER 31,              MARCH 31,
                                                                       ---------------------------------    --------------------
                                                                         1994        1995        1996        1996        1997
                                                                       --------    --------    ---------    -------    ---------
                                                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net (loss) income..................................................  $  1,333    $  2,768    $  (3,444)   $   777    $     691
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
    Extraordinary loss...............................................        --          --       27,615         --           --
    Gain on sale of land.............................................        --        (417)          --         --           --
    Gain on disposals................................................    (4,325)                  (7,344)        --           --
    Deferred taxes...................................................     1,324          90       (1,714)        --         (364)
    Depreciation and amortization....................................     9,165       9,970       22,384      2,561       11,635
    Allowance for doubtful accounts..................................       792         761        2,492        178          957
    Other............................................................       383         363        3,664        100          395
  Changes in net assets and liabilities -- net of effects from acquisitions and disposals (Note 2):
    Accounts receivable..............................................     1,092       4,539         (767)       984       (3,045)
    Other current assets.............................................       704       2,486           74        279         (293)
    Accrued interest.................................................       187         (84)       2,216     (3,091)       5,884
    Accounts payable and other liabilities...........................       850      (1,924)       3,023        (28)        (346)
                                                                       ---------   --------     --------    -------    ---------
        Net cash provided by operating activities....................    11,505      18,552       48,199      1,760       15,514
                                                                       ---------   --------     --------    -------    ---------
INVESTING ACTIVITIES:
  Acquisition of Gannett Outdoor, net of cash overdraft acquired.....        --          --     (712,545)        --           --
  Acquisition of Gannett Houston.....................................        --          --      (12,174)        --           --
  Capital expenditures...............................................    (4,924)     (7,070)      (9,046)    (1,194)      (5,140)
  Proceeds from sale of land.........................................        --         769           --         --           --
  Other acquisitions.................................................   (44,347)         --       (1,817)        --     (117,903)
  Net proceeds from disposals........................................    21,715          --        3,049         --           --
  Acquisition of perpetual easements.................................        --          --      (21,525)        --           --
                                                                       ---------   --------     --------    -------    ---------
        Net cash used in investing activities........................   (27,556)     (6,301)    (754,058)    (1,194)    (123,043)
                                                                       ---------   --------     --------    -------    ---------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt...........................    39,252      10,679      846,853      5,000      110,563
  Tender for 10.75% notes............................................        --          --     (128,205)        --           --
  Principal payments on debt and capital leases......................   (20,726)    (23,977)    (269,893)    (4,889)     (10,000)
  Increase in deferred financing fees................................        --          --      (35,952)        --           --
  Cash dividends paid on preferred stock.............................      (800)       (872)        (293)      (218)          --
  Redemption of preferred and exchangeable preferred stock...........        --          --      (16,369)        --           --
  Issuance of common stock...........................................        --          --      319,866         --           --
                                                                       ---------   --------     --------    -------    ---------
        Net cash provided by (used in) financing activities..........    17,726     (14,170)     716,007       (107)     100,563
                                                                       ---------   --------     --------    -------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................     1,675      (1,919)      10,148        459       (6,966)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......................     1,983       3,658        1,739      1,739       11,887
                                                                       ---------   --------     --------    -------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............................  $  3,658    $  1,739    $  11,887    $ 2,198    $   4,921
                                                                       =========   ========     ========    =======    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest.........................................................  $ 14,095    $ 16,162    $  27,519    $ 7,067    $   8,649
                                                                       =========   ========     ========    =======    =========
    Income taxes.....................................................  $    343    $    227    $     275    $    91    $      21
                                                                       =========   ========     ========    =======    =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  In conjunction with acquisitions described in Note 2, liabilities were assumed as follows:
    Fair value of assets acquired....................................  $ 45,696    $     --    $ 728,848    $    --    $ 117,903
    Cash paid........................................................   (42,636)         --      707,980         --     (117,903)
                                                                       ---------   --------     --------    -------    ---------
  Liabilities assumed and incurred and issuance of notes payable.....  $  3,060    $     --    $  20,868    $    --    $      --
                                                                       =========   ========     ========    =======    =========
  Accretion of common and preferred stock............................  $    714    $  1,507    $      --    $    --    $      --
                                                                       =========   ========     ========    =======    =========
  Accrued dividends on exchangeable preferred stock..................  $     82    $     82    $      --    $    --    $      --
                                                                       =========   ========     ========    =======    =========
  Additional obligation on CSX transaction (Note 2)..................  $     --    $     --    $   2,198    $    --    $      --
                                                                       =========   ========     ========    =======    =========
  Write-off of deferred financing costs (Note 6).....................  $     --    $     --    $  14,073    $    --    $      --
                                                                       =========   ========     ========    =======    =========
  Note receivable on Denver Disposition..............................  $     --    $     --    $   6,440    $    --    $      --
                                                                       =========   ========     ========    =======    =========


                See notes to consolidated financial statements.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Outdoor Systems, Inc. was incorporated on February 22, 1980, and is engaged principally in the rental of advertising space on outdoor advertising structures in 22 metropolitan markets in the United States and seven metropolitan markets in Canada.

     Principles of consolidation -- The consolidated financial statements include the accounts of Outdoor Systems, Inc. and its subsidiaries (collectively, the "Company"), including its Canadian subsidiary Mediacom, Inc. ("Mediacom"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Significant accounting policies are as follows:

     a. Cash and cash equivalents -- The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

     b. Property and equipment are recorded at cost. Normal maintenance and repair costs are expensed. Improvements which extend the life or usefulness of an asset are capitalized. Depreciation is computed principally on a straight-line method based upon the following useful lives:

        Buildings......................................................   25-32 years
        Advertising structures.........................................    5-20 years
        Vehicles.......................................................     3-5 years
        Furniture and fixtures.........................................       5 years
        Perpetual easements............................................      40 years

     c. Deferred financing costs are amortized using the effective interest method over the terms of the related loans.

     d. Intangibles include the excess purchase price over net assets acquired and are amortized over 15 to 30 year periods. Amortization expense was $47,000, $47,000 and $713,000 in 1994, 1995 and 1996, respectively.

     e. Revenue recognition -- The Company recognizes revenue from advertising contracts when billed, which is on a straight-line pro rata monthly basis in accordance with contract terms. Costs associated with providing service for specific contracts are expensed as incurred, although such contracts generally extend beyond one month. Other revenue represents license fees from perpetual easements and revenues from a printing operation.

     f. Net income (loss) per share -- Primary income (loss) per common and common equivalent share is computed based on the weighted average number of common and common equivalent shares outstanding during each year and includes shares issuable upon exercise of stock options. Such amounts have been adjusted to reflect the 36.4535 for 1, 3 for 2 and 3 for 2 stock splits on April 17, 1996, July 22, 1996 and November 22, 1996, respectively.

     g. Impairment of long-lived assets -- On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to Be Disposed Of. In accordance with the provisions of SFAS No. 121, the Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. The adoption of SFAS No. 121 had no effect on the December 31, 1996 consolidated financial statements.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

     h. Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

     i. Stock-based compensation -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company uses the intrinsic value based method prescribed by the Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. A summary of the pro forma effects on reported income from continuing operations and earnings per share for 1996, as if the fair value based method of accounting defined in SFAS No. 123 had been applied is included in Note 9 to these consolidated financial statements. Such information is not presented for 1995 and 1994 because no options were issued in such years.

     j. Environmental remediation costs -- The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

     k. New accounting pronouncement -- Beginning in 1997, the Company will be required to implement SFAS No. 128 "Earnings Per Share" which requires, among other matters, presentation of basic earnings per share, which is calculated utilizing only weighted average common shares outstanding. Basic earnings (loss) per share would have been $0.01 and $(0.26) and fully diluted earnings (loss) per share would have been $0.01 and $(0.19), respectively for the years ended December 31, 1995 and 1996 under SFAS 128.

     l. Reclassifications -- Certain reclassifications were made to the 1994 and 1995 financial statements to conform with the 1996 presentation.

2. OFFERINGS AND ACQUISITIONS

COMPLETION OF INITIAL PUBLIC OFFERING

     On April 24, 1996, the Company completed its Initial Public Offering ("IPO") by selling 6,024,132 shares of its common stock. The Company received proceeds of approximately $36,644,000 net of underwriting discounts and commissions and offering expenses of approximately $3,517,000.

GANNETT OUTDOOR ACQUISITION

     On August 22, 1996, the Company purchased substantially all of the billboard and transit advertising operations of the Outdoor Advertising Division ("Gannett Outdoor" or the "Gannett Outdoor Acquisition") of Gannett Co., Inc., for approximately $712,545,000 ($707,980,000 before cash overdraft acquired of $4,565,000). The Company also acquired an option to acquire the Gannett Outdoor operations in Houston ("Gannett Houston"), which option was exercised on November 14, 1996 for $12,174,000. The principal assets of Gannett Outdoor and Gannett Houston were approximately 40,000 advertising display faces consisting of bulletins, posters and transit advertising displays (the Company also acquired approximately 125,000 subway advertising display faces in New York
City) in and around New York, Los Angeles, Chicago, Philadelphia, San Francisco,

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

Detroit, Sacramento, St. Louis, Denver, San Diego, New Haven, Houston, Kansas City, Grand Rapids, Flint and Rochester and in various locations in New Jersey and Canada.

     The Company financed the acquisition through a Senior Credit Facility, a Subordinated Credit Facility ("Bridge Loan") and the sale on August 22, 1996 of 12,885,000 shares of common stock for which it received proceeds of approximately $283,222,000 net of underwriting discounts and commissions and offering expenses of approximately $13,133,000. In October 1996, the Company sold $250,000,000 of 9 3/8% Senior Subordinated Notes due 2006 (the "1996 Notes"). The proceeds from this offering were used to repay all borrowings under the Bridge Loan and to partially repay amounts outstanding under the Senior Credit Facility (Note 5).

     The acquisition was accounted for using the purchase method of accounting and the results of operations have been included in the consolidated financial statements subsequent to the date of acquisition. The acquisition resulted in goodwill of $60,000,000 which represents the excess of the purchase price over the fair value of the assets which amount will be amortized on a straight-line basis over 30 years. The Company is continuing its evaluation of the fair value of the Gannett Outdoor Acquisition and further adjustments to the purchase price may be made.

DENVER DISPOSITION

     In connection with the Gannett Outdoor Acquisition, on August 8, 1996, the Company sold substantially all of its existing billboard assets in Denver ("Denver Disposition") to an unrelated party for $2,760,000 in cash and a $6,440,000 9% promissory note due November 8, 2006, which is included in other assets. The Denver Disposition resulted in a gain of $7,344,000.

OTHER 1996 ACQUISITIONS

     On May 22, 1996, the Company completed the acquisition of perpetual easements located on real property and leased to independent outdoor advertising companies from CSX Realty Development Corporation ("CSX") for $21,525,000 in cash and certain future payments in an aggregate amount not to exceed $10,000,000 payable over a period of ten years beginning no later than the year 2006. The exact amount and timing of such payments is to be determined based upon the results of the Company's operation of the easements. The cost of the perpetual easements is included in property and equipment and will be amortized on a straight-line basis over 40 years.

     In April 1996, the Company acquired all of the stock of Decade Communications Group, Inc. (the "Bench Ad Acquisition"), which owned approximately 5,300 bus benches in the Denver metropolitan area for a purchase price of approximately $1,817,000. The acquisition was accounted for as a purchase and the results of operations of the Bench Ad Acquisition are included in these financial statements from the date of acquisition.

ATLANTA ACQUISITION AND DISPOSITION

     On December 19, 1994, the Company acquired the assets of Capitol Outdoor Advertising, Inc. (the "1994 Acquisition") located in Atlanta, Georgia for cash of $44,347,000. This acquisition has been accounted for using the purchase method of accounting, and the results of operation have been included in the consolidated financial statements subsequent to the acquisition. As a condition of allowing the 1994 Acquisition, the United States Justice Department required the Company to sell substantially all the operating assets of its business then operating in Atlanta (the "Atlanta Disposition"). This disposal was effective December 19, 1994 and the resulting gain on sale of $4,325,000 is included in income for 1994.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA INFORMATION

     The following table summarizes unaudited pro forma operating results for the Company for the two years in the two-year period ended December 31, 1996, assuming that the Gannett Outdoor Acquisition and other 1996 acquisitions and the Denver Disposition had occurred at the beginning of the applicable year and after giving effect to financing costs and purchase accounting adjustments.

                                                                     1995         1996
                                                                   ---------    ---------
                                                                   (DOLLARS IN THOUSANDS)
    Consolidated net revenues....................................  $ 314,386    $ 335,826
                                                                    ========     ========
    Income before extraordinary loss.............................  $   5,005    $  14,173
                                                                    ========     ========
    Net income...................................................  $   5,005    $  13,329
                                                                    ========     ========
    Income attributable to common stockholders...................  $   2,544    $   9,868
                                                                    ========     ========
    Net income per common share..................................  $     .07    $     .23
                                                                    ========     ========

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                                     1995         1996
                                                                   --------     --------
                                                                        (DOLLARS IN
                                                                        THOUSANDS)
    Advertising structures and display leases....................  $153,080     $736,731
    Perpetual land easements.....................................        --       24,428
    Vehicles.....................................................     1,832        5,796
    Furniture and fixtures.......................................     2,654        8,859
    Buildings....................................................     4,747       15,934
    Land.........................................................     6,628       15,881
    Other........................................................       481        8,963
                                                                   --------     --------
    Total........................................................   169,422      816,592
    Less accumulated depreciation................................    57,693       74,448
                                                                   --------     --------
    Property and equipment -- net................................  $111,729     $742,144
                                                                   ========     ========

     Advertising structures include $163,704 allocated to display leases related to such advertising structures.

     The Company has granted a security interest in substantially all of its assets to lenders in connection with the Senior Credit Facility.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

4. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities is comprised of the following at December 31:

                                                                     1995         1996
                                                                    ------       -------
                                                                        (DOLLARS IN
                                                                         THOUSANDS)
    Accrued payroll, payroll taxes and severance..................  $  922       $ 7,118
    Percentage lease payments.....................................      --         2,206
    Other liabilities assumed in Gannett acquisition..............      --         3,272
    Customer deposits.............................................      --           909
    Unearned revenue..............................................      --           796
    Taxes.........................................................      90           422
    Other.........................................................     161         2,930
                                                                    ------       -------
                                                                    $1,173       $17,653
                                                                    ======       =======

5. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                     1995         1996
                                                                   --------     --------
                                                                        (DOLLARS IN
                                                                        THOUSANDS)
    Senior Credit Facility.......................................  $ 21,000     $356,348
    9 3/8% Senior Subordinated Notes.............................        --      250,000
    10.75% Senior Notes..........................................   114,670           15
    Other........................................................     6,599           46
                                                                   --------     --------
    Total........................................................   142,269      606,409
    Less current maturities......................................       550       28,000
                                                                   --------     --------
    Long-term debt -- net........................................  $141,719     $578,409
                                                                   ========     ========

     At December 31, 1996, the Company was in compliance with the covenants of its debt agreements.

SENIOR CREDIT FACILITY

     The Senior Credit Facility, dated October 22, 1996, consists of 1) a U.S. Dollar senior revolving line of credit facility of up to $125,000,000 including a $35,000,000 letter of credit subfacility ("United States Revolver"), and a Canadian Dollar ("C$") senior revolving line of credit facility ("Canadian Revolver") of up to C$35,000,000 including a C$7,000,000 letter of credit sub-facility; 2) a $240,000,000 and $10,000,000 Senior Secured U.S. Dollar Term Loans A and B, respectively; and, 3) C$48,000,000 and $40,000,000 Senior Secured Canadian Term Loans A and B, respectively. The Company has issued letters of credit totaling $28,876,000 at December 31, 1996. Availability under the Senior Credit Facility totaled approximately $90,000,000 at December 31, 1996.

     The commitment of the lenders under the United States Revolver will be reduced annually on December 31st of each year by $20,000,000 during 1998 and 1999, $25,000,000 during 2000 and $30,000,000 during 2001 and 2002. The commitment under the Canadian Revolver will be reduced annually on December 31st of each year by C$5,000,000 during 1999-2001 and C$20,000,000 during 2002. The
United States Term Loan A commitment will reduce in equal quarterly installments commencing on March 31, 1997, with annual amortization of $24,000,000 during 1997, $36,000,000 during 1998, $45,000,000 during 1999, $55,000,000 during 2000,
$50,000,000 during 2001, and

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

$30,000,000 during 2002. The Canadian Term Loan A commitment will reduce in equal quarterly installments commencing on March 31, 1997, with annual amortization of C$4,800,000 during 1997, C$7,200,000 during 1998, C$9,000,000 during 1999, C$11,000,000 during 2000, C$10,000,000 during 2001 and C$6,000,000 during 2002. The United States Term Loan B commitment will reduce in equal quarterly installments commencing on March 31, 1997, with annual amortization of $100,000 during 1997-2000, $1,000,000 during 2001, $3,100,000 during 2002, and
$5,500,000 during 2003. The Canadian Term Loan B commitment will reduce in equal quarterly installments commencing on March 31, 1997, with annual amortization of $400,000 during 1997-2000, $4,400,000 during 2001, $12,000,000 during 2002, and
$22,000,000 during 2003.

     The United States and Canadian Revolvers and United States and Canadian Term Loans A bear interest at the bank's base rate (8.25% at December 31, 1996) plus 0.125% to 1.75% or LIBOR (5.53% at December 31, 1996) plus 1.125% to 2.75%, based on the Company's total leverage ratio. The United States and Canadian Term Loans B bear interest at the base rate plus 1.75% to 2% or LIBOR plus 2.75% to 3%, based on the Company's total leverage ratio.

     The Company's obligations under the Senior Credit Facility are secured by a first perfected lien on substantially all of the present and future assets of the Company and a pledge of the Company's equity interest in its subsidiaries provided that the United States facilities will only be secured by two thirds of the stock of Mediacom. The Canadian facilities will be guaranteed by Mediacom's subsidiaries, the Company and each of the Company's subsidiaries.

     Under the Senior Credit Facility, among other things, conditions of default arise if tobacco advertisement revenues exceed 15% of consolidated gross revenues for any four consecutive quarters. The credit facility also places limitations on the Company's acquisitions, dispositions, asset swaps, stock repurchases, and capital expenditures, and requires the Company to comply with financial covenants concerning leverage, interest coverage, fixed charges and minimum cash flows.

9 3/8% SENIOR SUBORDINATED NOTES

     In October 1996, the Company completed the sale of $250,000,000 of 9 3/8% Senior Subordinated Notes due 2006 (the "1996 Notes"). The net proceeds of the 1996 Notes were used to repay the Bridge Loan and to reduce amounts borrowed under the Senior Credit Facility and to pay related fees and expenses. The 1996 Notes represent general unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness of the Company and are senior to all subordinated indebtedness of the Company.

     Under the 1996 Notes, among other things, the Company is restricted in its ability to incur additional indebtedness, make certain investments, create liens, enter into transactions with affiliates, issue stock of a restricted subsidiary, enter into sale and leaseback transactions, merge or consolidate the Company, and transfer or sell assets. The Company is prohibited from paying cash dividends and distributions.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

MATURITIES

     The annual maturities of long-term debt at December 31, 1996 are as follows:

                                                                 (DOLLARS IN THOUSANDS)
                                                                 ----------------------
        1997.....................................................        $ 28,000
        1998.....................................................          61,785
        1999.....................................................          59,679
        2000.....................................................          67,133
        2001.....................................................          58,939
        Thereafter...............................................         330,873
                                                                        --------
                  Total..........................................        $606,409
                                                                        ========

6. EXTRAORDINARY LOSS ARISING FROM EARLY EXTINGUISHMENT OF DEBT

     The extraordinary loss arising from the early extinguishment of debt consisted of the following:

                                                                 (DOLLARS IN THOUSANDS)
                                                                 ----------------------
        Redemption of subordinated debt subsequent to IPO........        $  1,415
        Redemption of 10.75% Senior Notes:
          Tender offer...........................................          13,542
          Deferred debt costs....................................           3,802
        Bridge Redeemable Preferred Stock and Bridge Loan
          financing costs........................................           8,856
                                                                         -------
        Total....................................................          27,615
        Less related tax benefit.................................          (9,835)
                                                                         -------
                  Total extraordinary loss.......................        $ 17,780
                                                                         =======

     In connection with the IPO, the Company redeemed $6,583,000 principal amount of subordinated debt that had a carrying value of $6,099,000 for $7,514,000 in cash, resulting in an extraordinary loss of $1,415,000.

     In order to facilitate the financing of the Gannett Outdoor Acquisition, the Company purchased, pursuant to a tender offer (the "Debt Tender Offer"), all but $15,000 aggregate principal amount of its outstanding 10.75% Senior Notes due 2003 (the "Senior Notes"). The aggregate consideration paid by the Company in the Debt Tender Offer of $1,116.25 per $1,000 principal amount of Senior Notes, plus expenses associated therewith, resulted in an extraordinary loss from debt extinguishment of $13,542,000.

     In connection with the Gannett Outdoor Acquisition, the Company entered into long-term bridge financing commitments for the Bridge Loan and redeemable preferred stock. Such commitment fees and bridge loan issuance costs aggregated $8,949,000. The commitment on the redeemable preferred stock was canceled at the date of the Gannett Outdoor Acquisition and the Bridge Loan was repaid with the net proceeds of the offering of the 1996 Notes resulting in an extraordinary loss of $8,856,000.

7. FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

Instruments. The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

          The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. The carrying amount of variable rate long-term debt instruments is estimated to approximate fair values as the underlying agreements have been recently negotiated and rates are tied to short-term indices.

          The 1996 Notes are estimated to approximate market value as the trade price of those notes approximates par value at December 31, 1996. Other fixed rate long-term debt instruments are estimated to approximate fair values as actual rates are consistent with rates estimated to be currently available for debt of similar terms and remaining maturities.

8. OTHER EQUITY MATTERS

     Redeemable preferred stock at December 31, 1995 consisted of the following:

                                                                 (DOLLARS IN THOUSANDS)
                                                                 ----------------------
        Exchangeable Preferred Stock, 10% cumulative dividend, $1
          par value -- authorized, issued and outstanding, 24,235
          shares.................................................        $  3,504
        Class A Preferred Stock, $1 par value -- authorized,
          issued and outstanding, 40,000 shares..................           5,526
        Class B Preferred Stock, 9% cumulative, $1 par value --
          authorized, 5,000 shares; issued and outstanding, 4,619
          shares.................................................           4,619
                                                                         -------
                  Total redeemable preferred stock...............        $ 13,649
                                                                         =======

     In connection with the IPO, the Company redeemed all of its outstanding preferred stock for approximately $16,369,000.

     In 1990, the Company issued common stock in connection with the financing of an acquisition under which the Company was required to redeem the common stock at a redemption price based upon the appraised value of the common stock as of the redemption date. Because this common stock was subject to redemption at the option of the holder, the Company accreted the stock to its estimated appraised value over the redemption period based upon annual estimates of value determined as a multiple of cash flow. Accretion was calculated on a straight-line basis and was charged directly to stockholders' deficit. At the date of the IPO, the common stock was sold by the holders and the related put options were terminated. Accordingly, amounts aggregating $3,868,000 were credited to paid-in capital.

9. STOCK OPTIONS

     The Company applies APB No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed in SFAS No. 123, the Company's net income and earnings per share for the year ended December 31, 1996 would have been reduced by approximately $1,366,200, or $0.04 per share. The fair value of the options granted during 1996 is estimated as $2,277,000 on the date of grant using an option-pricing model with the following assumptions: dividend yield 0%, volatility of 62.0%, an average risk-free interest rate of 6.0%, assumed forfeiture rate of 0%, and an average expected life of three years.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

     The following is a summary of changes in outstanding options:

                                                            NUMBER OF         EXERCISE
                                                             SHARES            PRICE
                                                            ---------     ----------------
    Outstanding at December 31, 1994......................  4,476,204      $0.05 to $0.83
    Granted...............................................         --            --
    Cancelled or expired..................................         --            --
    Exercised.............................................         --            --
                                                            ---------
    Outstanding at December 31, 1995......................  4,476,204      $0.05 to $0.83
    Granted...............................................  2,065,293     $6.67 to $23.00
    Cancelled or expired..................................         --            --
    Exercised.............................................   (150,000)         $0.83
                                                            ---------
    Outstanding at December 31, 1996......................  6,391,497     $0.05 to $23.00
                                                            ---------
    Exercisable at December 31, 1996......................  4,326,204      $0.05 to $0.83
                                                            ---------

     The following table summarizes information concerning currently outstanding and exercisable options:

                                     OPTIONS OUTSTANDING
                    -----------------------------------------------------           OPTIONS EXERCISABLE
                                    WEIGHTED AVERAGE                          --------------------------------
                      NUMBER           REMAINING         WEIGHTED AVERAGE       NUMBER        WEIGHTED AVERAGE
EXERCISE PRICES     OUTSTANDING     CONTRACTUAL LIFE      EXERCISE PRICE      EXERCISABLE      EXERCISE PRICE
---------------     -----------     ----------------     ----------------     -----------     ----------------
    $  0.05          3,464,706                N/A             $ 0.05           3,464,706           $ 0.05
    $  0.83            861,498                N/A             $ 0.83             861,498           $ 0.83
    $  6.67          2,052,113          9.3 years             $ 6.67                  --               --
    $ 23.00             13,180          9.7 years             $23.00                  --               --
                     ---------                                                 ---------
                     6,391,497                                                 4,326,204
                     =========                                                 =========

     The options issued prior to January 1, 1996 are fully exercisable and have no expiration date. Options issued during 1996 vest ratably over a four year period and expire in 2006.

10. BENEFIT PLANS

     The Company had established an Incentive Plan (the "Plan") covering certain managers and key employees. Incentive Awards ("Awards") were made under the Plan in the form of shares of phantom stock based on the individual's performance. Awards were valued each year based upon the estimated value of the Company. The awards are vested at the date of grant and any increases in value vested over a four year period. For the years ended December 31, 1994, 1995 and 1996, the Company charged earnings for compensation expense of $218,000, $304,000 and $159,000, respectively. In connection with the IPO, effective January 1, 1996, the Company ceased allocating amounts to the accounts maintained under the Incentive Plan. The Company offered to each current employee who is a participant in the Incentive Plan the alternative of having their account settled in cash, in shares of the common stock of the Company, or both, with actual distributions of cash or common stock subject to both vesting requirements and terms and conditions similar to those under which distributions would have been made under the Incentive Plan. To the extent participants elected to settle their accounts in common stock, the Company issued (subject to the vesting requirements and distribution terms and conditions) to such participants options to purchase common stock at the initial public offering price.

     The Company has a 401(k) savings plan under which it has the discretion of making contributions as a percentage of employee contributions. For the years ended December 31, 1994,

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

1995 and 1996, the Company's contributions to the 401(k) plan were $49,000, $56,000 and $63,000, respectively.

11. INCOME TAXES

     The provision (benefit) for income taxes is comprised of the following for the years ended December 31,

                                                              1994       1995      1996
                                                             -------     ----     -------
                                                                (DOLLARS IN THOUSANDS)
    Current:
      Federal..............................................  $   179     $ 50     $   108
      State -- including franchise taxes...................      218      177         182
                                                             -------     ----     -------
    Total current..........................................      397      227         290
    Deferred...............................................    1,324       91       9,910
                                                             -------     ----     -------
    Total income tax provisions............................  $ 1,721     $318     $10,200
                                                             =======     ====     =======

     The Company has federal net operating loss carryforwards of approximately $34,693,000 as of December 31, 1996. These net operating loss carryforwards expire as follows: $1,189,000 (2003), $3,494,000 (2004), $4,308,000 (2005),
$4,104,000 (2006), $1,193,000 (2007), $3,243,000 (2008), $68,000 (2009) and
$17,094,000 (2011).

     Although realization is not assured, the Company believes, based on operating results in 1996, and its expectations for the future, that taxable income of the Company will more likely than not be sufficient to utilize all of the $34,693,000 net operating loss carryforwards prior to their ultimate expiration in the year 2011. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     Significant components of the Company's net deferred tax asset (liability) as of December 31 are as follows:

                                                     1995                     1996
                                              -------------------     --------------------
                                                           NON-                     NON-
                                              CURRENT    CURRENT      CURRENT     CURRENT
                                              ------     --------     -------     --------
                                                         (DOLLARS IN THOUSANDS)
    Deferred taxes:
      Financial statement expenses not
         currently deductible for income tax
         purposes...........................  $  415     $    393     $1,637      $    435
      Tax loss and other credit
         carryforwards......................      --        6,854         --        13,059
    Deferred tax liability -- Excess of tax
      over book depreciation................      --       (1,992)        --       (15,777)
                                              ------     --------     ------      --------
              Total asset (liability).......  $  415     $  5,255     $1,637      $ (2,283)
                                              ======     ========     ======      ========

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

     The following is a reconciliation of the income taxes to the statutory rates:

                                                                       1994    1995    1996
                                                                       ----    ----    ----
    Statutory rate..................................................    34%     34%     35%
    Impact of adjustment to valuation allowance.....................    --     (34)    ---
    State income taxes, franchise tax...............................    20       7       4
    Other...........................................................     2       3       3
                                                                       ---     ---     ---
    Reported rate...................................................   56%      10%     42%
                                                                       ===     ===     ===

12. COMMITMENTS AND OTHER

LEASES

     The Company leases land and equipment under operating leases with various terms expiring at various dates. Certain of the land leases provide for periodic rental increases. At December 31, 1996, minimum annual rentals under all operating leases for the next five years are as follows:

                                                                 (DOLLARS IN THOUSANDS)
                                                                 ----------------------
        1997.....................................................        $ 33,391
        1998.....................................................          17,116
        1999.....................................................          12,034
        2000.....................................................           7,946
        2001.....................................................           6,212
        Thereafter...............................................          11,970
                                                                         --------
                  Total..........................................        $ 88,669
                                                                         ========

     Operating lease expense was $9,969,000, $13,533,000 and $29,790,000 for
1994, 1995 and 1996, respectively.

TRANSIT AGREEMENTS

     The Company has signed agreements which provide an exclusive right to sell advertising space in various airports, transit shelters and transit systems. Under the various agreements, the Company must make minimum guarantee payments as follows:

                                                                 (DOLLARS IN THOUSANDS)
                                                                 ----------------------
        1997.....................................................         $9,393
        1998.....................................................          2,810
        1999.....................................................          1,397
        2000.....................................................          1,397
        2001.....................................................          1,397

LITIGATION

     The Company is party either as plaintiff or defendant to various actions, proceedings and pending claims, in the ordinary course of business. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against the Company. Although the ultimate amount for which the Company or its subsidiaries may be held liable with respect to matters where the Company is defendant is not ascertainable, the

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

Company believes that any resulting liability should not materially affect the Company's financial position or results of operations.

     In connection with the due diligence procedures performed by the Company for the Gannett Outdoor acquisition, it was discovered that certain sites had been contaminated as a result of removing various underground storage tanks. The Company has estimated the costs to remediate the contamination and such amount has been accrued in the financial statements at December 31, 1996 and is included in accrued expenses and other.

13. FOREIGN OPERATIONS

     The assets and operations of Mediacom are included in these financial statements subsequent to August 22, 1996 and are as follows:

                                                                 (DOLLARS IN THOUSANDS)
                                                                 ----------------------
        Net revenues:
          United States..........................................        $150,970
          Canadian...............................................          22,146
                                                                        ---------
        Total net revenues.......................................        $173,116
                                                                        =========
        Income from operations:
          United States..........................................        $ 52,150
          Canadian...............................................           4,875
                                                                        ---------
        Total income from operations.............................        $ 57,025
                                                                        =========
        Assets:
          United States..........................................        $800,184
          Canadian...............................................         133,271
                                                                        ---------
        Total assets.............................................        $933,455
                                                                        =========

14. TRANSACTIONS WITH RELATED PARTIES

     During 1994, 1995 and 1996, the Company entered into a number of transactions with officers and/or stockholders of the Company, affiliated companies and affiliated partnerships.

     The following summarizes those transactions as of and for the years ended December 31:

                                                                  1994     1995     1996
                                                                  ----     ----     ----
                                                                  (DOLLARS IN THOUSANDS)
    Due from employees and related parties, included in other
      current assets............................................  $ 59     $ 62     $385
                                                                  ====     ====     ====
    Rental income from affiliated company.......................  $ 45     $ 24     $  6
                                                                  ====     ====     ====
    Land rent paid to affiliated company and related parties....  $139     $139     $139
                                                                  ====     ====     ====
    Administrative services agreement...........................  $104     $ 35     $ --
                                                                  ====     ====     ====
    Services agreement..........................................  $250     $350     $450
                                                                  ====     ====     ====

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

15. QUARTERLY DATA (UNAUDITED)

                                                                   QUARTER
                                                ----------------------------------------------
                                                 FIRST       SECOND        THIRD       FOURTH
                                                -------      -------      -------      -------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER
                                                                 SHARE DATA)
1995:
  Net revenues................................  $13,758      $15,979      $16,886      $18,910
  Operating income............................    3,048        5,128        5,586        6,523
  Net (loss) income...........................   (1,265)         425        1,400        2,208
  Net (loss) income per common share..........     (.07)        (.01)         .03          .06
1996:
  Net revenues................................  $16,945      $19,582      $41,769      $94,820
  Operating income............................    5,447        7,457       18,153       25,968
  Net income (loss)...........................      777        1,364       (7,220)       1,637
  Net (loss) income per common share..........     (.01)        (.02)        (.20)         .04

     The fourth quarter of 1995 includes other income of $1,000,000 relating to cash payments received from the early termination of agreements made in connection with an acquisition in 1992.

     The third and fourth quarters of 1996 include the operating results from the acquisition of Gannett Outdoor and an extraordinary loss from the early extinguishment of debt of approximately $12.4 million and $4.5 million, respectively, net of tax.

16. SUBSEQUENT EVENTS

     Subsequent to December 31, 1996, the Company has acquired outdoor advertising assets in the following locations and for the following purchase prices:

                               DESCRIPTION
        ---------------------------------------------------------    PURCHASE PRICE
                                                                 ----------------------
                                                                 (DOLLARS IN THOUSANDS)
        Villepigue Outdoor -- New York City......................        $ 27,000
                                                                         ========
        Atlanta Bus Shelters -- Atlanta..........................        $  6,000
                                                                         ========
        Philbin & Coine, Inc. -- Louisville......................        $    830
                                                                         ========
        Scadron Enterprises -- Chicago...........................        $ 24,500
                                                                         ========
        Murad Communications -- Toronto..........................        $  5,489
                                                                         ========
        Reynolds Outdoor, L.P. -- Dallas.........................        $ 31,600
                                                                         ========
        Ad Outdoor -- Halifax....................................        $    879
                                                                         ========
        Burlington Northern/Santa Fe -- Western and Midwestern
          States.................................................        $ 29,500
                                                                         ========

     Each of these acquisitions will be accounted for using the purchase method of accounting. The purchase prices above do not include any working capital adjustments. These acquisitions were financed, primarily, utilizing cash flows and amounts available under the Senior Credit Facility.

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

17. SUMMARY FINANCIAL INFORMATION OF GUARANTORS

     The 9 3/8% Senior Subordinated Notes are guaranteed on a senior subordinated basis by all of the domestic subsidiaries of the Company (the "Guarantors"). The guarantees are subordinate to the Senior Credit Facility. Condensed balance sheet and statement of operation data for the guarantor and non-guarantor subsidiaries are as follows:

                                                            DECEMBER 31, 1996
                                      --------------------------------------------------------------
                                                                        ELIMINATION
                                      GUARANTORS     NON-GUARANTORS       ENTRIES       CONSOLIDATED
                                      ----------     --------------     -----------     ------------
Summary Balance Sheet Data:
  Current assets....................   $ 72,654         $ 23,157         $   1,363        $ 97,174
  Noncurrent assets.................    726,248          110,114               (81)        836,281
  Current liabilities...............     55,062            5,916                54          61,032
  Noncurrent liabilities............    495,561           89,175              (492)        584,244
  Stockholders' equity..............    284,557           38,180           (34,558)        288,179

                                                       YEAR ENDED DECEMBER 31, 1996
                                      --------------------------------------------------------------
                                                                        ELIMINATION
                                      GUARANTORS     NON-GUARANTORS       ENTRIES       CONSOLIDATED
                                      ----------     --------------     -----------     ------------
Summary Income Statement Data:
  Net revenues......................   $150,970         $ 22,996         $    (850)       $173,116
  Operating income..................     52,150            4,875                --          57,025
  Income before income taxes and
     extraordinary loss.............     20,908            3,628                --          24,536
  Net (loss) income.................     (6,950)           1,792             1,714          (3,444)
  Net (loss) income attributable to
     common stockholders............    (10,411)           1,792             1,714          (6,905)


18. UNAUDITED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS



BASIS OF PRESENTATION



     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Such financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 1997.



PENDING ACQUISITIONS



     Van Wagner Acquisition -- On April 11, 1997, the Company entered into a Stock Purchase Agreement to purchase the stock of Van Wagner Communications, Inc. ("Van Wagner") for approximately $170 million in cash.



     3M Media Acquisition -- On April 30, 1997, the Company entered into an Agreement of Purchase and Sale to acquire the outdoor advertising operations of Minnesota Mining and Manufac-

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES
turing Company ("3M") through the purchase of the capital stock of National Advertising Company, a subsidiary of 3M ("3M Media") for approximately $1.0 billion in cash.



     Each pending acquisition is subject to various conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.



     The Company intends to finance the purchase price of the pending acquisitions and the fees and expenses associated with the pending acquisitions and the acquisition financing through (i) the proceeds from the offering of 12,000,000 shares of common stock (the "Common Stock Offering") to the public, pursuant to this registration statement, (ii) borrowings under the Company's senior credit facility which is expected to be amended to provide for a revolving credit facility and term loans of up to approximately $1.1 billion and
(iii) proceeds of an offering of up to $300 million aggregate principal amount of senior subordinated notes (the "Notes Offering").



     The Company received written commitments from Canadian Imperial Bank of Commerce ("CIBC") to increase the amounts that may be borrowed under its senior credit facility to up to $325 million of revolving credit loans and up to $715 million of term loans. In addition, the Company received written commitments from CIBC for a preferred stock facility of up to $335 million and a senior subordinated credit facility of up to $300 million. If the Common Stock Offering or the Notes Offering is not consummated, the Company will use proceeds from the preferred stock and senior subordinated credit facilities to finance a portion of the purchase price of the pending acquisitions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Minnesota Mining and Manufacturing Company

     We have audited the accompanying balance sheets of National Advertising Company (the Company) as of December 31, 1996 and 1995, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements have been prepared on the basis described in Note 1 and are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Advertising Company as of December, 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 21, 1997, except for Note 10,
as to which the date is May 1, 1997

                          NATIONAL ADVERTISING COMPANY


                                 BALANCE SHEETS

                                 (IN THOUSANDS)


                                                             DECEMBER 31,
                                                         ---------------------      MARCH 31,
                                                           1995         1996          1997
                                                         --------     --------     -----------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Trade receivables, net of allowances of $1,767,
     $1,500 and $1,874.................................  $ 24,512     $ 21,896      $  19,578
  Inventories..........................................     3,508        4,047          3,876
  Prepaid land rents, current portion..................    13,994       15,189         16,438
  Deferred income taxes................................     5,492        5,702          5,702
  Other current assets.................................     1,237        1,411          1,177
                                                         --------     --------
          Total current assets.........................    48,743       48,245         46,771
Property, plant and equipment, net of accumulated
  depreciation and amortization........................   128,436      127,362        128,771
Prepaid land rents, non-current portion................       907        1,885          1,754
Other assets...........................................       324          200            192
                                                         --------     --------
          Total assets.................................  $178,410     $177,692      $ 177,488
                                                         ========     ========
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable.....................................  $  2,856     $  1,684      $   1,067
  Accrued payroll and related expenses.................     6,191        6,149          6,146
  Deferred revenue.....................................       736        1,053            919
  Accrued legal........................................     2,756        3,331          1,731
  Accrued workers compensation.........................     2,970        2,540          2,540
  Accrued property taxes...............................     1,817          966          1,072
  Other current liabilities............................     6,163        6,478          5,969
                                                         --------     --------
          Total current liabilities....................    23,489       22,201         19,444
Deferred income taxes..................................     6,931        9,763          9,763
                                                         --------     --------
          Total liabilities............................    30,420       31,964         29,207
Net assets.............................................   147,990      145,728        148,281
                                                         --------     --------
          Total liabilities and net assets.............  $178,410     $177,692      $ 177,488
                                                         ========     ========


    The accompanying notes are integral part of these financial statements.

                          NATIONAL ADVERTISING COMPANY


                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)


                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                        ---------------------
                                 1994         1995          1996          1996         1997
                               --------     ---------     ---------     --------     --------
                                                                        (UNAUDITED)
Revenues.....................  $221,540     $ 232,162     $ 239,469     $ 55,662     $ 55,995
  Agency commissions.........   (24,592)      (26,744)      (28,159)      (6,401)      (6,490)
                               ---------    ---------     ---------
Net revenues.................   196,948       205,418       211,310       49,261       49,505
Operating expenses:
  Direct advertising.........   (97,673)     (102,485)     (104,510)     (26,114)     (24,364)
  Selling and marketing......   (33,749)      (34,646)      (34,713)      (8,893)      (8,833)
  General and
     administrative..........   (12,024)      (11,790)      (12,406)      (2,912)      (3,139)
  Depreciation and
     amortization............   (18,061)      (17,144)      (15,382)      (3,857)      (3,785)
  (Loss) gain on disposal of
     property and
     equipment...............      (343)          806           (21)         638          395
                               ---------    ---------     ---------
Operating income.............    35,098        40,159        44,278        8,123        9,779
Interest income, net.........     1,147         1,924         2,059          368          464
                               ---------    ---------     ---------
          Income before
            income taxes.....    36,245        42,083        46,337        8,491       10,243
Provision for income taxes...   (14,967)      (17,510)      (19,122)      (3,507)      (4,230)
                               ---------    ---------     ---------
Net income...................  $ 21,278     $  24,573     $  27,215     $  4,984     $  6,013
                               =========    =========     =========


   The accompanying notes are an integral part of these financial statements.

                          NATIONAL ADVERTISING COMPANY


                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                           THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,              MARCH 31,
                                        ------------------------------     -------------------
                                          1994       1995       1996        1996        1997
                                        --------   --------   --------     -------     -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income..........................  $ 21,278   $ 24,573   $ 27,215     $ 4,984     $ 6,013
  Adjustments to reconcile net income
     to net cash provided by operating
     activities:
     Depreciation and amortization....    18,061     17,144     15,382       3,857       3,785
     Loss (gain) on disposal of
       property and equipment.........       343       (806)        21        (638)       (395)
     Deferred income tax provision....     2,121        562      2,622
     Provision for doubtful
       accounts.......................       628        840        694         252         225
  Changes in operating assets and
     liabilities:
     Decrease (increase) in trade
       receivables....................    (3,685)    (2,566)     1,922       3,618       2,093
     (Increase) decrease in
       inventories....................     1,274      5,125       (539)       (116)        171
     Increase in other assets.........      (394)    (1,612)    (2,347)     (1,204)       (884)
     (Decrease) increase in accounts
       payable........................      (190)       665     (1,172)     (1,323)       (617)
     (Decrease) increase in accrued
       payroll and related expenses...       255      2,271        (42)         38          (3)
     Decrease in other liabilities....    (2,277)      (983)       (74)     (1,086)     (2,137)
                                        --------   --------   --------     -------     -------
          Net cash provided by
            operating activities......    37,414     45,213     43,682       8,382       8,251
                                        --------   --------   --------     -------     -------
Cash flows from investing activities:
  Purchases of property and
     equipment........................   (26,142)   (24,963)   (17,497)     (4,490)     (5,787)
  Proceeds from sales of property and
     equipment........................     1,956      3,608      3,292       1,554         996
  Payment for non-compete agreement...        --       (312)        --                      --
                                        --------   --------   --------     -------     -------
          Net cash used in investing
            activities................   (24,186)   (21,667)   (14,205)     (2,936)     (4,791)
                                        --------   --------   --------     -------     -------
Cash flows from financing activities:
  Payments of dividends...............   (13,000)   (18,000)   (20,000)         --          --
  Net change in net assets............      (228)    (5,546)    (9,477)     (5,446)     (3,460)
                                        --------   --------   --------     -------     -------
          Net cash used in financing
            activities................   (13,228)   (23,546)   (29,477)     (5,446)     (3,460)
                                        --------   --------   --------     -------     -------
Net change in cash....................  $     --   $     --   $     --     $    --     $    --
                                        ========   ========   ========     =======     =======


   The accompanying notes are an integral part of these financial statements.

                          NATIONAL ADVERTISING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

     The accompanying financial statements include certain accounts of National Advertising ("NADCO" or "the Company"), that are primarily dedicated to the outdoor media and mall advertising businesses in the United States. The Company is a wholly-owned subsidiary of Minnesota Mining and Manufacturing Company ("3M"). The accounts of the Company have been adjusted to exclude the effects and results of the following: (1) the Travel Center Advertising business and (2) the In-Store Media program utilizing 3M Floorminder's Graphics.

     The financial statements present the historical financial position, results of operations and cash flows of the Company, on the basis described above. Other than amounts related to the customary time lag in paying monthly charges, the Company has excluded from the balance sheets assets and liabilities related to its employees' participation in the 3M pension and other postretirement benefit plans. Current federal and state income taxes payable have been recorded as a component of net assets.

     NADCO owns and operates advertising display faces in outdoor and other out-of-home media, selling the advertising space to national, regional and local advertisers throughout the United States.

     The statement of income reflects an allocation of certain costs and expenses from 3M based on services provided by 3M (see Notes 2, 6 and 8). The accompanying financial statements may not necessarily be indicative of the financial position, results of operations or cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been had the Company been a separate, independent company during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     NADCO's revenues are generated from contracts with advertisers generally covering periods ranging from one to thirty-six months. NADCO recognizes revenues ratably over the contract term and defers customer prepayments of rental fees. Costs incurred for the production of outdoor advertising displays are recognized in the initial month of the contract or as incurred during the contract period.

PREPAID LAND RENT

     Most of NADCO's advertising structures are located on leased land. Land rents are generally paid in advance for periods ranging from one to twelve months. Prepaid rents are expensed ratably over the related rental term.

INVENTORIES

     Inventories consist principally of parts and materials for the construction and replacement of outdoor and mall advertising signage. Inventories are stated at the lower of cost of market, cost being determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is recorded using the straight-line method over estimated useful lives of the assets.

                          NATIONAL ADVERTISING COMPANY

     Repairs and maintenance are charged to expense when incurred. Expenditures for significant improvements are capitalized. Upon sale or retirement of property, plant and equipment, the cost and accumulated depreciation are eliminated from the accounts, and the related gain or loss is included in the statement of income.

IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company assesses the impairment of its long-lived assets, including intangibles and property and equipment, whenever economic events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Long-lived assets are considered to be impaired when the sum of the expected future operating cash flows, undiscounted and without interest charges, is less than the carrying amounts of the related assets. No adjustment was necessary as a result of the above adoption.

PENSION AND POSTRETIREMENT PLANS

     NADCO employees participate in 3M pension and other postretirement plans. The Company has accounted for its participation in the 3M plans as a participation in multi-employer plans. Accordingly, the statement of income includes an allocation from 3M for the costs associated with the NADCO employees who participate in these plans that is comparable to the Company's required contribution to the plans for the periods presented. Additionally, no assets and liabilities have been reflected in the balance sheets related to the overall 3M pension and other postretirement benefit plans since it is not practicable to segregate the amounts applicable to the Company.

INCOME TAXES

     The Company is included in the consolidated income tax returns of 3M. The Company has no tax-sharing agreement, formal or informal, with 3M. For purposes of the accompanying financial statements, income taxes are determined on the "separate return" method. The financial statements reflect the application of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, for all periods presented. Current federal and state income taxes payable for the Company's operations are included in Net Assets as 3M pays all income taxes and receives all income tax refunds on the Company's behalf.

     Deferred income taxes are recognized for the future tax consequences of differences between the bases of assets and liabilities and their financial-reporting amounts at each year-end based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the payable for the period and the change during the period in deferred tax assets and liabilities.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                          NATIONAL ADVERTISING COMPANY

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1996 and 1995 consists of the following:

                                                                   1996          1995
                                                                 ---------     ---------
    Signs, principally outdoor advertising structures..........   $272,219      $262,766
    Land.......................................................      3,578         3,624
    Buildings and leasehold improvements.......................      6,261         6,289
    Machinery and equipment....................................      1,138         1,261
    Mobile equipment...........................................      5,457         5,951
    Furniture and fixtures.....................................      9,762         8,711
    Construction in progress...................................      2,313         4,954
                                                                 ---------     ---------
                                                                   300,728       293,556
    Accumulated depreciation and amortization..................   (173,366)     (165,120)
                                                                 ---------     ---------
    Property, plant and equipment, net.........................   $127,362      $128,436
                                                                 =========     =========

4. NET ASSETS

     Net assets is comprised of the following components at December 31, 1996 and 1995:

                                                                       1996       1995
                                                                     --------   --------
    Capital........................................................  $  4,000   $  4,000
    Retained earnings..............................................   170,886    163,671
    Intercompany accounts with affiliates..........................   (29,158)   (19,681)
                                                                     --------   --------
                                                                     $145,728   $147,990
                                                                     ========   ========

     The authorized capital stock of the Company consists of 50,000 shares of no par common stock, of which 40,000 shares are issued and outstanding.

     As discussed in Notes 1 and 2, the intercompany accounts with affiliates include net charges from 3M and other affiliates for various services and cost allocations. In addition, the intercompany accounts with affiliates include liabilities relating to current federal and state income taxes, and state sales and use taxes.

5. OPERATING LEASES

     Rental expense for operating leases totaled $38,754, $36,775, and $35,441 including contingent rental payments of $3,251, $2,802, and $2,136 for the years ended December 31, 1996, 1995 and 1994, respectively. Contingent payments are primarily based on related signage revenues. Land leases are generally entered into for terms of 10 years or less.

                          NATIONAL ADVERTISING COMPANY

     Minimum future lease commitments at December 31, 1996 for the next five years are as follows:

                                                              OTHER      LAND
                                                              LEASES    LEASES      TOTAL
                                                              ------   --------   ---------
    1997....................................................   $ 95    $ 33,680     $33,775
    1998....................................................     29      33,733      33,762
    1999....................................................     19      33,819      33,838
    2000....................................................      5      33,846      33,851
    2001....................................................             33,860      33,860
                                                              ------   --------   ---------
    Total minimum lease payments............................   $148    $168,938    $169,086
                                                              =====    =========  =========

     The total minimum lease payments for land leases assumes that the company will continue to renew, at current lease rates, its existing leases which may expire during the five years presented.

6. EMPLOYEE BENEFITS

PENSION PLANS

     Substantially all of the Company's employees participate in defined benefit pension plans sponsored by 3M. 3M's pension benefits are based principally on an employee's years of service and compensation near retirement. 3M has allocated pension expense to the Company of approximately $1,861, $1,711 and $1,793 in 1996, 1995 and 1994, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Under various 3M plans, the Company provides health care and life insurance benefits to substantially all employees who reach retirement age while employed by 3M, their covered dependents and beneficiaries. 3M has allocated to the Company postretirement benefit expense of approximately $949, $768, and $711 for the years ended December 31, 1996, 1995 and 1994, respectively.

DEFINED CONTRIBUTION PLANS

     Employees of the Company also participate in a 3M sponsored Employee Savings Plan under section 401(k) of the Internal Revenue Code. Under this plan, 3M matches employee contributions of up to 6 percent of compensation at rates ranging from 10 to 85 percent depending upon 3M financial performance. 3M's matching contributions to the employee savings plan are funded through an employee stock ownership plan. The Company's allocation of the expense related to the Employee Savings Plan was $478, $430, and $425 in 1996, 1995, and 1994, respectively.

                          NATIONAL ADVERTISING COMPANY

7. INCOME TAXES

     The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 is comprised of the following amounts:

                                                           1996        1995        1994
                                                          -------     -------     -------
    Provision for income taxes:
      Federal:
         Current........................................  $13,225     $13,582     $10,294
         Deferred.......................................    2,100         450       1,699
                                                          -------     -------     -------
                                                           15,325      14,032      11,993
      State and local:
         Current........................................    3,275       3,366       2,552
         Deferred.......................................      522         112         422
                                                          -------     -------     -------
                                                            3,797       3,478       2,974
                                                          -------     -------     -------
    Total provision for income taxes....................  $19,122     $17,510     $14,967
                                                          =======     =======     =======

     The effective tax rate differs from the U.S. federal statutory rate principally due to state income taxes and certain non-deductible expenses.

     The tax effects of temporary differences which gave rise to deferred income tax assets and liabilities consisted of the following:

                                                              1996       1995       1994
                                                            --------    -------    -------
    Deferred income tax assets:
      Accrued vacation....................................  $  1,017    $ 1,017    $   945
      Lease acquisition costs.............................     1,153        868        677
      Allowance for doubtful accounts.....................       711        603        570
      Accrued legal.......................................     1,339      1,108      1,108
      Accrued workers compensation........................     1,021      1,194      1,194
      Other accrued liabilities...........................     1,614      1,570      1,510
                                                             -------     ------     ------
              Total deferred income tax assets............     6,855      6,360      6,004
                                                             -------     ------     ------
    Deferred income tax liabilities:
      Property, plant & equipment.........................    10,773      7,656      6,734
      Other...............................................       143        143        147
                                                             -------     ------     ------
              Total deferred income tax liabilities.......    10,916      7,799      6,881
                                                             -------     ------     ------
    Net deferred income tax liabilities...................  $  4,061    $ 1,439    $   877
                                                             =======     ======     ======

     The deferred income tax assets and liabilities have been classified in the balance sheet as follows:

                                                              1996       1995       1994
                                                            --------    -------    -------
    Net deferred income tax assets -- current.............  $  5,702    $ 5,492    $ 5,327
    Net deferred income tax liabilities -- non-current....     9,763      6,931      6,204
                                                              ------     ------     ------
    Net deferred income tax liabilities...................  $  4,061    $ 1,439    $   877
                                                              ======     ======     ======

                          NATIONAL ADVERTISING COMPANY

8. TRANSACTIONS WITH RELATED PARTIES

     3M provides the Company with various services, including certain corporate accounting, finance and administration, facility management, human resource and legal. The cost allocations to the Company for such services were approximately $9,183, $9,058, and $9,305 for the years ended December 31, 1996, 1995 and 1994, respectively. The amounts allocated are based on historical or actual usage of services relative to the usage of the other participating affiliated businesses.

     Additionally, 3M allocates charges to the Company for its share of the annual self-insurance expense, consisting of workers' compensation, auto and general liability claims. This expense allocation is based upon the ratio of NADCO claims and loss development to the total amount of 3M claims and loss development. The self-insurance expense allocated to the Company was $6,432, $6,240, and $5,284 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company also rents its corporate headquarters and is charged for the use of other 3M facilities. The expense allocated to the Company was $5,227, $4,281 and $4,537 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Personnel of the Company use certain automobiles owned by 3M. The Company recognized $993, $930 and $956 in rental expense for 1996, 1995 and 1994, respectively, related to the use of these assets.

     The Company invests its excess cash with 3M in a participation investment account. Interest income earned was $2,073, $1,962 and $1,249 for the years ended December 31, 1996, 1995 and 1994.

9. LITIGATION AND CLAIMS

     The Company is a defendant in a 1995 Florida federal court suit, filed by two former NADCO sales representatives who formed a company to compete with NADCO. This suit seeks approximately $36 million in damages for lost profits and punitive damages, allegedly arising out of violations of antitrust laws, intentional tortious interference with business opportunities and defamation of business reputation. Trial of this matter is scheduled to begin in April 1997. The plaintiffs have made settlement demands for amounts significantly less than the amount sought in the suit. Management believes it has adequate defenses, however, if liability is found, management is not able, at this time, to estimate the amount or range of potential loss.

     In addition to the above matter, various legal actions and claims are pending or may be instituted or asserted against the Company in the future, including those arising out of alleged personal injury, discrimination and antitrust violations, condemnation matters, permit appeals, property owner disputes, amortization issues, permit violation questions, lease disputes, foreclosures and property tax issues. Liabilities have been recorded for these matters to the extent that it is probable that the Company will be found liable and the minimum amount of liability is determinable.

     Management believes that the ultimate outcome of all pending litigation, after considering recorded liabilities, would not have a material adverse effect on the Company's financial position or results of operations.

10. PENDING SALE OF THE COMPANY

     On April 30, 1997, 3M agreed to sell all of the outstanding common stock of the Company to Outdoor Systems, Inc. for approximately $1.0 billion cash.

                          NATIONAL ADVERTISING COMPANY

11. UNAUDITED NOTE TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS



BASIS OF PRESENTATION



     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

             ======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   13
Use of Proceeds.......................   18
Price Range of Common Stock...........   18
Dividend Policy.......................   18
Capitalization........................   19
Unaudited Consolidated Pro Forma
  Financial Information...............   20
Selected Consolidated Financial and
  Other Data..........................   29
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition.................   31
Principal and Selling Stockholders....   35
Description of Capital Stock..........   37
Description of Indebtedness and Other
  Commitments.........................   37
Underwriting..........................   43
Legal Matters.........................   44
Experts...............................   44
Available Information.................   45
Incorporation of Certain Documents by
  Reference...........................   45
Index to Consolidated Financial
  Statements..........................  F-1


             ======================================================
             ======================================================

                               13,000,000 SHARES

                             [OUTDOOR SYSTEMS LOGO]

                                  COMMON STOCK
                              -------------------

                                   PROSPECTUS
                              -------------------
                               ALEX. BROWN & SONS
                                  INCORPORATED

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                        CIBC WOOD GUNDY SECURITIES CORP.

                             MONTGOMERY SECURITIES

                       PRUDENTIAL SECURITIES INCORPORATED

                                           , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                          DESCRIPTION
------       ---------------------------------------------------------------------------------
  1.1    --  Form of Underwriting Agreement.
  4.1    --  Specimen Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to the
             Registrant's Amendment No. 2 to Form S-1 Registration Statement No. 333-1582 and
             incorporated herein by reference).
  5.1    --  Opinion of Powell, Goldstein, Frazer & Murphy LLP.
 23.1    --  Consent of Deloitte & Touche LLP.
 23.2    --  Consent of Coopers & Lybrand L.L.P.
 23.3    --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).
 24.1    --  Powers of Attorney.*
 27      --  Financial Data Schedule.
 99.1    --  Agreement of Purchase and Sale dated April 30, 1997 by and between the Registrant and Minnesota Mining and Manufacturing Company. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.2    --  Stock Purchase Agreement dated April 11, 1997 by and among the Registrant, Van
             Wagner Communications, Inc., Richard M. Schaps and Jason Perline. The Exhibit
             contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.3    --  Signboard Easements Sale Agreement dated March 21, 1997 between the Registrant and The Burlington Northern and Santa Fe Railway Company. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.4    --  Asset Purchase Agreement dated as of February 24, 1997 by and between the
             Registrant and GRTP, Ltd. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The
             Registrant agrees to furnish supplementally a copy of any omitted Schedule or
             Exhibit to the Commission upon request.
 99.5    --  Joint Venture Asset Purchase Agreement dated as of February 28, 1997 by and between the Registrant and Reynolds/Tower Outdoor Sign Joint Venture. The Exhibit
             contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.6    --  Joint Venture Asset Purchase Agreement dated as of February 28, 1997 by and between the Registrant and Reynolds/McCrary Joint Venture. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*

EXHIBIT
NUMBER                                          DESCRIPTION
------       ---------------------------------------------------------------------------------
 99.7    --  Joint Venture Asset Purchase Agreement dated as of February 28, 1997 by and between the Registrant and RV Outdoor Sign Joint Venture. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.8    --  Asset Purchase Agreement dated as of January 21, 1997 by and among the Registrant and Scadron Enterprises, Robert B. Scadron, Jeffrey Scadron and Barry Scadron.
             The Exhibit contains a list briefly identifying the contents of Schedules and
             Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.9    --  Asset Purchase Agreement dated as of December 27, 1996 by and among the
             Registrant, Villepigue Outdoor Advertising Corporation, Villepigue International
             Advertising, Inc., S.B. Properties, Inc., Third & Eighth Realty Corp. and Mobile
             Outdoor Media, Inc. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the
             Commission upon request.
 99.10   --  Amendment dated as of March 12, 1997 to the Fourth Amended and Restated Credit
             Agreement dated as of October 22, 1996 among the Registrant, Mediacom Inc., the several banks and other financial institutions parties thereto and Canadian
             Imperial Bank of Commerce as administrative agent.*
 99.11   --  Second Amendment dated as of May 9, 1997 to the Fourth Amended and Restated
             Credit Agreement dated as of October 22, 1996, as amended, among the Registrant,
             Mediacom Inc., the several banks and other financial institutions parties thereto and Canadian Imperial Bank of Commerce as administrative agent.


---------------
* Previously filed

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 21st day of May, 1997.


                                          OUTDOOR SYSTEMS, INC.


                                          By:       /s/ WALLY C. KELLY


                                            ------------------------------------

                                                       Wally C. Kelly


                                                   Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons on behalf of the Registrants and in the capacities and on the dates indicated:


             SIGNATURE                                  TITLE                        DATE
-----------------------------------    ----------------------------------------  -------------

         ARTHUR R. MORENO*             President (Principal Executive Officer)    May 21, 1997
-----------------------------------    and Director
         Arthur R. Moreno

        WILLIAM S. LEVINE*             Chairman of the Board and Director         May 21, 1997
-----------------------------------
         William S. Levine

       /s/ BILL M. BEVERAGE            Secretary, Treasurer and Chief Financial   May 21, 1997
-----------------------------------    Officer (Principal Accounting and
         Bill M. Beverage              Financial Officer)

        BRIAN J. O'CONNOR*             Director                                   May 21, 1997
-----------------------------------
         Brian J. O'Connor

      STEPHEN F. BUTTERFIELD*          Director                                   May 21, 1997
-----------------------------------
      Stephen F. Butterfield

     *By: /s/ BILL M. BEVERAGE
-----------------------------------
         Bill M. Beverage
         Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                       DESCRIPTION
------       ---------------------------------------------------------------------------
  1.1    --  Form of Underwriting Agreement.
  4.1    --  Specimen Common Stock Certificate of the Registrant (filed as Exhibit 4.1 to the Registrant's Amendment No. 2 to Form S-1 Registration Statement No.
             333-1582 and incorporated herein by reference).
  5.1    --  Opinion of Powell, Goldstein, Frazer & Murphy LLP.
 23.1    --  Consent of Deloitte & Touche LLP.
 23.2    --  Consent of Coopers & Lybrand L.L.P.
 23.3    --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit
             5.1).
 24.1    --  Powers of Attorney.*
 27      --  Financial Data Schedule.
 99.1    --  Agreement of Purchase and Sale dated April 30, 1997 by and between the
             Registrant and Minnesota Mining and Manufacturing Company. The Exhibit
             contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.2    --  Stock Purchase Agreement dated April 11, 1997 by and among the Registrant,
             Van Wagner Communications, Inc., Richard M. Schaps and Jason Perline. The
             Exhibit contains a list briefly identifying the contents of Schedules and
             Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.3    --  Signboard Easements Sale Agreement dated March 21, 1997 between the
             Registrant and The Burlington Northern and Santa Fe Railway Company. The
             Exhibit contains a list briefly identifying the contents of Schedules and
             Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.4    --  Asset Purchase Agreement dated as of February 24, 1997 by and between the
             Registrant and GRTP, Ltd. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted.
             The Registrant agrees to furnish supplementally a copy of any omitted
             Schedule or Exhibit to the Commission upon request.
 99.5    --  Joint Venture Asset Purchase Agreement dated as of February 28, 1997 by and between the Registrant and Reynolds/Tower Outdoor Sign Joint Venture. The
             Exhibit contains a list briefly identifying the contents of Schedules and
             Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.6    --  Joint Venture Asset Purchase Agreement dated as of February 28, 1997 by and between the Registrant and Reynolds/McCrary Joint Venture. The Exhibit
             contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*

EXHIBIT
NUMBER                                       DESCRIPTION
------       ---------------------------------------------------------------------------
 99.7    --  Joint Venture Asset Purchase Agreement dated as of February 28, 1997 by and between the Registrant and RV Outdoor Sign Joint Venture. The Exhibit
             contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.8    --  Asset Purchase Agreement dated as of January 21, 1997 by and among the
             Registrant and Scadron Enterprises, Robert B. Scadron, Jeffrey Scadron and
             Barry Scadron. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.*
 99.9    --  Asset Purchase Agreement dated as of December 27, 1996 by and among the
             Registrant, Villepigue Outdoor Advertising Corporation, Villepigue
             International Advertising, Inc., S.B. Properties, Inc., Third & Eighth
             Realty Corp. and Mobile Outdoor Media, Inc. The Exhibit contains a list briefly identifying the contents of Schedules and Exhibits, some of which have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.
 99.10   --  Amendment dated as of March 12, 1997 to the Fourth Amended and Restated
             Credit Agreement dated as of October 22, 1996, among the Registrant,
             Mediacom Inc., the several banks and other financial institutions parties thereto and Canadian Imperial Bank of Commerce as administrative agent.*
 99.11   --  Second Amendment dated as of May 9, 1997 to the Fourth Amended and Restated
             Credit Agreement dated as of October 22, 1996, as amended, among the
             Registrant, Mediacom Inc., the several banks and other financial institutions parties thereto and Canadian Imperial Bank of Commerce as administrative agent.


---------------
* Previously filed.